Exhibit 10.3

April 2017

CONSTELLIUM ISSOIRE

and

CONSTELLIUM NEUF BRISACH

as Borrowers

CONSTELLIUM HOLDCO II B.V.

as Parent Company

FACTOFRANCE

as Arranger and Agent

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

as Original Lenders

FACILITY AGREEMENT

Paris 12422678.19

TABLE OF CONTENTS

1.	Definitions and interpretation	4

2.	The Facility	20

3.	Purpose	21

4.	Conditions of Utilisation	21

5.	Utilisation	22

6.	Repayment	25

7.	Prepayment and cancellation	26

8.	Interest	31

9.	Interest Periods	32

10.	Changes to the calculation of interest	33

11.	Fees	34

12.	Tax gross up and indemnities	34

13.	Increased Costs	41

14.	Other indemnities	42

15.	Mitigation by the Lenders	43

16.	Costs and expenses	43

17.	Guarantee	44

18.	Representations	46

19.	Undertakings	48

20.	Events of Default	51

21.	Changes to the Parties	52

22.	Role of the Agent, the Arranger and the Reference Banks	56

23.	Conduct of business by the Finance Parties	65

24.	Sharing among the Finance Parties	65

25.	Payment mechanics	67

26.	Set-off	70

27.	Notices	70

28.	Day count convention	72

29.	Partial invalidity	72

30.	Remedies, waivers and hardship	73

31.	Amendments and waivers	73

32.	Confidential Information	74

33.	Confidentiality of Reference Bank Quotations	77

Paris 12422678.19

Paris 12422678.19

    THIS FACILITY AGREEMENT is made between:

1.

CONSTELLIUM ISSOIRE, a société par actions simplifiée governed by French law whose registered office is at rue Yves Lamourdedieu ZI les Listes, 63500 Issoire, France, registered with the trade and companies registry of Clermont-Ferrand under number 672 014 081 ; and

2.

CONSTELLIUM NEUF BRISACH, a société par actions simplifiée governed by French law whose registered office is at ZIP Rhénane Nord, RD 52, 68600 Biesheim, France, registered with the trade and companies registry of Colmar under number 807 641 360, as borrowers (each a “Borrower” and together the “ Borrowers”);

3.

CONSTELLIUM HOLDCO II B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its seat (statutaire zetel) in Amsterdam and whose registered office is at Tupolevlaan 41- 61, 1119 NW Schipol-Rijk, The Netherlands, registered with the Dutch trade register (Handelsregister) under number 34393946, as parent company (the “Parent Company”);

4.	THE FINANCIAL INSTITUTIONS listed in SCHEDULE 1 (The Original Lenders) as original lenders (“the Original Lenders”); and

5.

FACTOFRANCE, a company incorporated under the laws of France as a société par actions simplifiée and licensed as a credit institution (établissement de crédit), whose registered office is located at Tour Facto, 18, rue Hoche, 92988 Paris-La Défense Cedex, France, registered with the Trade and Companies Registry of Nanterre under number 063 802 466, as arranger (in such capacity, the “Arranger”) and as agent (in such capacity, the “Agent”).

    WHEREAS:

(A)	The Borrowers have decided to finance their general corporate requirements by entering into an inventory financing credit facility.

(B)	Subject to the terms and conditions of the Finance Documents, the Lenders will make available to the Borrowers a credit facility secured by, inter alia, inventory pledge agreements.

(C)

The Parties have therefore decided to enter into the Finance Documents in order to set out the terms and conditions applicable to this inventory financing credit facility to be made available by the Lenders to the Borrowers.

    IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accounting Principles” means in relation to the Parent Company and any Borrower, generally accepted accounting principles in its jurisdiction of incorporation, and used in the financial statements or accounts to be remitted by the Parent Company and such Borrower to the Agent pursuant to this Agreement.

“Affiliate” means as to a specified entity, an entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the entity specified.

Paris 12422678.19

“Agreement” means this facility agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period starting on the Signing Date (included) and ending on the Termination Date (excluded).

“Available Commitment” means, in relation to any Lender, such Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)

in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date (but not taking into account that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date).

“Available Facility” means, at any time, for any Borrower, the lesser of:

(a)	the Borrowing Base Value applicable to such Borrower at that time; and

(b)	the aggregate for the time being of each Lender’s Available Commitment.

“Available Tranche A Amount” means, at any time, for any Borrower, the lesser of:

(a)	the Available Facility applicable to such Borrower at that time; and

(b)	the Financeable Inventory Value (With Dispossession) applicable to such Borrower at that time.

“Available Tranche B Amount” means, at any time, for any Borrower, the maximum between:

(a)	the difference between (i) the Available Facility applicable to such Borrower at that time and (ii) the Financeable Inventory Value (With Dispossession) applicable to such Borrower at that time; and

(b)	zero.

“Basel Committee” means the Basel Committee on Banking Supervision.

“Basel III” means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010; and

(a)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee in November 2011, each in the form existing on the date of this Agreement, excluding any change in (or in the interpretation, administration or application of) such agreements and rules after the date hereof.

Paris 12422678.19

“Borrower Change of Control” has the meaning ascribed to such term in Clause 7.2.2.

“Borrowing Base Event” means, in respect of any Borrower, the fact that, on any Quarter Date, the Inventory Turn Ratio of such Borrower is inferior to:

(a)	regarding Constellium Issoire, 3; and

(b)	regarding Constellium Neuf Brisach, 6,

provided that, for the avoidance of doubt, if on any following Quarter Date the Inventory Turn Ratio of such Borrower is superior or equal to 3 regarding Constellium Issoire or 6 regarding Constellium Neuf Brisach, the Borrowing Base Event will no longer be continuing.

“Borrowing Base Value” means, on any date, for any Borrower:

(a)	if no Borrowing Base Event has occurred and is continuing in respect of this Borrower, the lesser of:

(i)	the sum of the Financeable Inventory Value (With Dispossession) and the Financeable Inventory Value (Without Dispossession) of this Borrower as at such date; and

(ii)	the product of the Financeable Inventory Value (With Dispossession) of this Borrower as at such date by 4; and

(b)	if a Borrowing Base Event has occurred and is continuing in respect of this Borrower, the Financeable Inventory Value (With Dispossession) of this Borrower as at such date.

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding the applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open for normal business in Paris, London and Amsterdam, and (in relation to any date for payment or purchase of Euro) any TARGET Day.

“Change of Control” means, as the case may be, a Parent Change of Control and/or a Borrower Change of Control.

“Commitment” means:

(a)

in relation to an Original Lender, the amount in Euro set opposite its name under the heading “Commitment” in SCHEDULE 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

Paris 12422678.19

(b)	in relation to any other Lender, the amount in Euro of Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidential Information” means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(1)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 32 (Confidential Information); or

(2)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(3)

is known by that Finance Party before the date the information is disclosed to it in accordance with Paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in SCHEDULE 6 (Form of Confidentiality Undertaking) or in any other form agreed between the Parent Company and the Agent.

“Constellium N.V.” means Constellium N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, its registered office at Tupolevlaan 41, 1119 NW Schiphol-Rijk, the Netherlands and registered with the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) under number 34393663

“CRD IV Directive” means directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms in the form existing on the date of this Agreement, excluding any change in (or in the interpretation, administration or application of) such directive after the date hereof.

Paris 12422678.19

“CRR Regulation” means regulation No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms, in the form existing on the date of this Agreement, excluding any change in (or in the interpretation, administration or application of) such regulation after the date hereof.

“Cross-Acceleration” means, in respect of any Financial Indebtedness (other than any financial indebtedness owed to another member of the Group) of any member of the Group, the aggregate outstanding amount of which exceeds fifty million Euros (EUR 50,000,000), any event of default (however described):

(a)

with respect to any Financial Indebtedness other than the ones referred to in Paragraph (vii) of the definition of Financial Indebtedness, which has led the relevant lenders or financing parties to declare such relevant Financial Indebtedness due and payable prior to its specified maturity; or

(b)

with respect to any Financial Indebtedness referred to in Paragraph (vii) of the definition of Financial Indebtedness, which has led any counterparty to early terminate such Financial Indebtedness further to a breach of the relevant member of the Group of its obligations thereunder.

“Default” means any event or circumstance set out in Clause 20.1 (Events of Default), which would, with the expiry of a grace period, the giving of notice, the making of any determination or combination of the foregoing, constitute an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Parent Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) unless its failure to pay is caused by an administrative or technical error or a Disruption Event, and payment is made within 3 Business Days of its due date; or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

“Disruption Event” means either or several of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

Paris 12422678.19

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Eligible Inventory” means, in respect of any Borrower, aluminium raw material, semi-finished goods and finished goods which fulfil the following criteria:

(a)	they are located in the Warehouse of such Borrower;

(b)	with respect to semi-finished goods and finished goods only, they are Ordered Products;

(c)	they are free from any pledge, lien (privilège), retention of title or any other Security (except under the Security Documents); and

(d)

in case of enforcement of the Finance Parties’ rights under the Security Documents, the Finance Parties are entitled to sell such material or goods without infringing any applicable intellectual property rights in relation to such material or goods.

“Escrow Agent” means Société Européenne de Garantie - Eurogarant, a company incorporated under the laws of France as a société anonyme whose registered office is at 82 rue Beaubourg, 75003 Paris, France and registered with the trade and company registry of Paris under number 393 759 923.

“Escrow Agent Reports” mean together any Escrow Agent Certificate and any Escrow Agent Statement.

“Escrow Agent Certificate” means, in respect of any Borrower, any escrow agent certificate (certificat de tierce détention) as defined in the Inventory Pledge Agreement With Dispossession entered into by such Borrower.

“Escrow Agent Statement” means, in respect of any Borrower, any escrow agent statement (état des stocks gagés) as defined in the Inventory Pledge Agreement Without Dispossession entered into by such Borrower.

“EURIBOR” means, in relation to any Loan:

(a)

the euro interbank offered rate administered by the European Money Markets Institute (or any person which takes over the administration of that rate) for Euros and for a one (1) month term, as displayed at 11:00 a.m. (Brussels time) two (2) Business Days before the Utilisation Date of such Loan on the page EURIBOR01 of the Thomson Reuters screen or any replacement Thomson Reuters page which displays that rate or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters (it being specified that if the relevant page or service ceases to be available, the Agent, in consultation with the Parent Company, may specify another page or service displaying the relevant rate) (the “Screen Rate”);

(b)

if no Screen Rate is available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by HSBC France, Crédit Agricole and Crédit Mutuel (or any other credit institution selected by the Agent (acting on the instructions of all the Lenders) in consultation with the Parent Company) (each a “Reference Bank”) as the rate at which the relevant Reference Bank could borrow funds in Euro for a period of one (1) month in the European interbank market were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period (the “Reference Banks Rate”);

Paris 12422678.19

(c)	if no Screen Rate and no Reference Banks Rate is available, the rate which results from interpolating on a linear basis between:

(i)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than one (1) month; and

(ii)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds one (1) month,

(the “Interpolated Screen Rate”); and

(d)	if no Screen Rate and no Reference Banks Rate is available and it is not possible to calculate the Interpolated Screen Rate, for each Lender, the rate referred to in Clause 10.2.1(b).

“Euro” or “EUR” means the single currency of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 20.1 (Events of Default).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in Paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in Paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)

in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the US Internal Revenue Code of 1986 (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the US Internal Revenue Code of 1986 (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the US Internal Revenue Code of 1986 not falling within Paragraphs (a) or (b) above, 1 January 2019,

Paris 12422678.19

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Parent Company or the Agent and the Parent Company setting out any of the fees referred to in Clause 11 (Fees).

“Financeable Inventory Value (With Dispossession)” means, in respect of any Borrower, on any date:

(a)

if no Borrowing Base Event has occurred and is continuing in respect of this Borrower, the product of 90% of the last available Recalculated Net Orderly Liquidation Percentage by the Inventory Value (With Dispossession) in respect of such Borrower applicable as at such date; and

(b)

if a Borrowing Base Event has occurred and is continuing in respect of this Borrower, the product of 70% of the last available Recalculated Net Orderly Liquidation Percentage by the Inventory Value (With Dispossession) in respect of such Borrower applicable as at such date.

“Financeable Inventory Value (Without Dispossession)” means, in respect of any Borrower, on any date, the product of 70% of the last available Recalculated Net Orderly Liquidation Percentage by the Inventory Value (Without Dispossession) in respect of such Borrower applicable as at such date.

“Finance Documents” means this Agreement, any Fee Letter, any Security Document and any other document designated as such by the Agent and the Parent Company.

“Finance Lease” means the leases, financial leases (locations avec option d’achat) or hire-purchase contracts which would, in accordance with the relevant Accounting Principles, be treated as a finance or capital leases.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means, without double-counting, any indebtedness for or in respect of:

(i)	monies borrowed and debit balances at banks or other financial institutions;

(ii)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(iii)	any amount raised pursuant to any note purchase facility or the issue of bonds (other than Trade Instruments) notes, debentures, loan stock or any similar instrument;

(iv)	the amount of any liability in respect of any Finance Lease;

Paris 12422678.19

(v)	receivables sold or discounted (except off balance sheet transfers of receivables);

(vi)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the economical effect of a borrowing;

(vii)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(viii)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(ix)

any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(x)

in respect of the Borrowers only, the amount of any liability in respect of any guarantee for any of the items referred to in Paragraphs (i) to (ix) above, and in respect of the Parent Company the amount of any liability in respect of any guarantee for any of the items referred to in Paragraphs (i) to (ix) above, to the extent the payment of any such liability would jeopardize the Parent Company’s ability to face its other Financial Indebtedness.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to Clause 10.2.1(b).

“Group” means Constellium N.V. and its Affiliates.

“Guarantee” has the meaning given to such term in Clause 17.1.1.

“Guarantor” has the meaning given to such term in Clause 17.1.

“Holding Company” means, in relation to a Finance Party, any entity which controls such Finance Party.

“Independent Appraiser” means Hilco Valuation Services, a company incorporated under the laws of England and Wales as a limited company whose registered office is at 3 St Helen’s Place, London, United Kingdom, and registered with the trade and company registry of England & Wales under number 04703331, or any other third party appointed by the Agent acting on the instructions of the Super Majority Lenders (with the prior approval of the Parent Company, not to be unreasonably withheld) responsible for assessing the commercial value of the Pledged Inventory pursuant to Clause 5.6 (Audits of the Pledged Inventory).

“Independent Appraiser Net Orderly Liquidation Percentage” means, in respect of any Borrower, the weighted average of the Product Net Orderly Liquidation Percentages applicable to such Borrower, notified by the Independent Appraiser to the Agent and such Borrower half-yearly in accordance with Clause 5.7.1.

Paris 12422678.19

“Independent Appraiser Report” means the report sent half-yearly to each Borrower and the Agent by the Independent Appraiser following its audits of the Pledged Inventory performed in accordance with Clause 5.6.2.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights (including any resolution measure as set out-in article L. 613-51 et seq. of the French Code monétaire et financier or any analogous measure in any other jurisdiction), or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in Paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in Paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

Paris 12422678.19

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in Paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insolvency Proceeding” means in respect of any Obligor, any of the following events:

(a)

it has passed any corporate resolution in furtherance or approving the opening of, or it has instituted legal proceedings, or a third party has made any petition or filing, in relation to its suspension of payments (cessation des paiements), a moratorium of its Financial Indebtedness, its dissolution, the opening of proceedings for sauvegarde (including sauvegarde financière accélérée or sauvegarde accélérée), redressement judiciaire or liquidation judiciaire or reorganisation of such entity other than a solvent liquidation or reorganisation of such entity;

(b)

a judgement for sauvegarde (including sauvegarde financière accélérée or sauvegarde accélérée), redressement judiciaire or liquidation judiciaire or for cession totale ou partielle de l’entreprise is rendered in relation to such entity under Articles L.620-1 to L.670-8 of the French Code de commerce;

(c)	it is in a state of cessation des paiements within the meaning of Article L.631-1 of the French Code de commerce; or

(d)	any analogous proceeding is started in any other relevant jurisdiction.

“Interest Period” means, in relation to a Loan, the thirty-day period (as this period may be reduced pursuant to Clause 9.1.1 or Clause 9.1.3) starting on the Utilisation Date of that Loan and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Inventory Pledge Agreement With Dispossession” means, in respect of each Borrower, the inventory pledge agreement with dispossession (acte de gage avec dépossession) entered into on or about the date hereof between such Borrower and the Finance Parties

“Inventory Pledge Agreement Without Dispossession” means, in respect of each Borrower, the inventory pledge agreement without dispossession (acte de gage sans dépossession) entered into on or about the date hereof between such Borrower and the Finance Parties.

“Inventory Turn Ratio” means, in respect of any Borrower, on any Quarter Date, the ratio of (i) the sum of the aggregate amount of sales of such Borrower during the preceding 365 days and (ii) the average of the sum of the Inventory Value (With Dispossession) and the Inventory Value (Without Dispossession) of such Borrower as indicated in the last three Escrow Agent Certificates and Escrow Agent Statements delivered to the Agent.

“Inventory Value (With Dispossession)” means, on any date, in respect of any Borrower, the book value as at such date of any Eligible Inventory of such Borrower pledged under the Inventory Pledge Agreement With Dispossession entered into by such Borrower, as set out in the accounting systems of the Borrower and determined according to the same methodology as the one used by the relevant Borrower in its accounting as at the Signing Date.

Paris 12422678.19

“Inventory Value (Without Dispossession)” means, on any date, in respect of any Borrower, the book value as at such date of any Eligible Inventory of such Borrower pledged under the Inventory Pledge Agreement Without Dispossession entered into by such Borrower, as set out in the accounting systems of the Borrower and determined according to the same methodology as the one used by the relevant Borrower in its accounting as at the Signing Date.

“Legal Reservations” means any legal reservations that are specifically made in the legal opinions delivered in relation to this Agreement.

“Lender” means:

(a)	any Original Lender; and

(b)	any entity (excluding, for the avoidance of doubt, any natural person) which has become a Party in accordance with Clause 21 (Changes to the Parties),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Loan” means a Tranche A Loan or a Tranche B Loan.

“London Metal Exchange Price” means, on any date, the last bid and offer price for aluminium quoted during the second ring session at the London Metal Exchange and as shown on the London Metal Exchange website as at such date.

“LTM Adjusted EBITDA” means, in relation to any Borrower, on any date, the adjusted EBITDA of such Borrower for the last twelve months, determined in accordance with the definition of adjusted EBITDA of the Group set out in the annual report filed by Constellium N.V. with the United States Securities and Exchange Commission (Form 20-F) (adjusted EBITDA of the Group being defined in such report as the income from continuing operations before income taxes, results from joint ventures, net finance costs, other expenses and depreciation and amortization as adjusted to exclude restructuring costs, impairment charges, unrealized gains or losses on derivatives and on foreign exchange differences, metal price lag, share equity plan expense, effects of purchase accounting adjustments, start-up costs or acquisition, integration and separation costs, certain incremental costs and other exceptional, unusual or generally non-recurring items), provided that any change in the accounting practices used to determine such adjusted EBITDA shall be subject to the prior approval of the Super Majority Lenders.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately prior to the reduction).

“Margin” means:

(a)	for any Tranche A Loan, two per cent (2%) per annum; and

(b)	for any Tranche B Loan, two per cent seventy-five (2.75%) per annum.

“Material Adverse Effect” means, in the reasonable opinion of the Super Majority Lenders, a material adverse effect on: (i) the ability of the Parent Company or the Borrowers to perform, or, as the case may be, the performance by the Parent Company or the Borrowers of, their payment or other material obligations under the Finance Documents; or (ii) the legality, validity,

Paris 12422678.19

effectiveness, enforceability of or ranking of any right or any security interests granted or to be granted to a Finance Party under the Finance Documents; or (iii) the value of any Pledged Inventory.

“New Lender” has the meaning given to that term in Clause 21.1.1.

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French Code Général des Impôts, as such list may be amended from time to time.

“Obligor” means a Borrower or the Parent Company.

“Ordered Products” means semi-finished goods and finished goods which have been irrevocably ordered by or are subject to a binding forecast from a client of a Borrower.

“Parent Change of Control” has the meaning ascribed to such term in Clause 7.2.1.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Pledged Inventory” means any inventory pledged pursuant to the Security Documents.

“Product Net Orderly Liquidation Percentage” means, in respect of each Borrower, the percentage per type of products (raw material, semi-finished goods and finished goods) on a non-conversion basis notified by the Independent Appraiser to the Agent and such Borrower half-yearly in accordance with Clause 5.7.1.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross up and indemnities).

“Quarter Date” means 31 March, 30 June, 30 September and 31 December of each calendar year respectively.

“Recalculated Net Orderly Liquidation Percentage” means, in respect of any Borrower, the percentage calculated on each date on which an Utilisation Request is delivered by a Borrower in accordance with Clause 5.7.3.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Market” means, in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

Paris 12422678.19

“Test Date” means, in relation to any Loan in respect of which the provisions of Clause 9.1.3 do not apply, any Business Day of the period between the Utilisation Date of such Loan (excluded) and the last day of the Interest Period of such Loan (excluded) (provided that no more than two Test Dates, as determined by the Agent, may occur during any Interest Period).

“Total Commitments” means the aggregate of the Commitments, being 100,000,000 Euros as at the date of this Agreement.

“Trade Instruments” means any performance bonds or advance payment bonds issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Tranche A” means the portion of the Facility, of a maximum amount in principal at any time equal to the aggregate of the Available Tranche A Amount and any outstanding Tranche A Loan as at such time, made available to each Borrower in accordance with the terms of this Agreement.

“Tranche A Loan” means a loan made or to be made under the Tranche A or the principal amount outstanding for the time being of that loan.

“Tranche B” means the portion of the Facility, of a maximum amount in principal at any time equal to the aggregate of the Available Tranche B Amount and any outstanding Tranche B Loan as at such time, made available to each Borrower in accordance with the terms of this Agreement.

“Tranche B Loan” means a loan made or to be made under the Tranche B or the principal amount outstanding for the time being of that loan.

“Transfer Agreement” means an agreement substantially in the form set out in SCHEDULE 4 (Form of Transfer Agreement) or any other form agreed between the Agent and the Parent Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S.” means the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in SCHEDULE 3 (Form of Utilisation Request).

“VAT” means:

Paris 12422678.19

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in Paragraph (a) above, or imposed elsewhere.

“Warehouse” shall, in relation to any Borrower, have the meaning given to that term in the Inventory Pledge Agreement With Dispossession or the Inventory Pledge Agreement Without Dispossession, as applicable, entered into by such Borrower.

1.2	Interpretation

1.2.1

The Finance Documents set forth all the rights and obligations of the Parties regarding the Facility. They replace and substitute any and all prior letters, proposals, offers and agreements between the Parties regarding the Facility.

1.2.2	In this Agreement, unless the contrary intention appears, any reference to:

(a)	this Agreement includes a reference to its recitals and its Schedules;

(b)	a Clause, a Paragraph or a Schedule is a reference to a clause, a paragraph or a schedule of this Agreement;

(c)	the singular shall include the plural and vice-versa;

(d)	a day refers to a calendar day; and

(e)	time in this Agreement refers to local time in Paris (France), unless expressly provided to the contrary.

1.2.3	Words appearing therein in French shall have the meaning ascribed to them under French law and such meaning shall prevail over their translation into English, if any.

1.2.4

Where an obligation is expressed in a Finance Document to be performed on a date which is not a Business Day, such date shall be postponed to the first following day that is a Business Day unless that day falls in the following calendar month in which case that date will be the first preceding day that is a Business Day.

1.2.5	Unless expressly provided to the contrary in a Finance Document, any reference in a Finance Document to:

(a)

any agreement or other deed, arrangement or document shall be construed as a reference to the relevant agreement, deed, arrangement or document as the same may have been, or may from time to time be, replaced, extended, amended, restated, varied, supplemented or superseded; and

(b)

any statutory provision or legislative enactment shall be deemed also to refer to any re-enactment, modification or replacement and any statutory instrument, order or regulation made thereunder or under any such re-enactment.

1.2.6	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.2.7	Unless a contrary indication appears, any reference in this Agreement to:

Paris 12422678.19

(a)

the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(b)	“acting in concert” (to the extent that it relates to a French company) has the meaning given to it in Articles L.233-10 and 233-10-1 of the French Code de Commerce;

(c)	“control” shall have the meaning given to it in Article L. 233-3 of the French Code de commerce;

(d)	“gross negligence” means “faute lourde”;

(e)	a “group of Lenders” includes all the Lenders;

(f)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(g)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(h)	a “merger” includes any fusion implemented in accordance with Articles L.236-1 to L.236-24 of the French Code de commerce;

(i)	a “person” includes any natural person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality);

(j)

a “regulation” includes any regulation, rule, official directive, request or guideline having the force of law of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(k)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(l)	a “transfer” includes any means of transfer of rights and/or obligations under French law; and

(m)	“wilful misconduct” means “dol”.

1.2.8

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers an Euro revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

Paris 12422678.19

2.2.1

The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with Clause 2.2.3. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by a Borrower which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Borrower.

2.2.3

A Finance Party may, except as specifically provided in the Finance Documents (such as, in particular, in Clause 20.2 (Acceleration), clause 9 of each Inventory Pledge Agreement With Dispossession and clause 9 of each Inventory Pledge Agreement Without Dispossession), separately enforce its rights under or in connection with the Finance Documents (provided for the avoidance of doubt that no Finance Party may decide on its own to enforce any pledge granted under any Security Document).

2.3	Borrowers’ rights and obligations

2.3.1

The obligations of each Borrower under the Finance Documents are several (conjointes et non solidaires) and in no circumstance shall any provision in this Agreement create any guarantee between the Borrowers.

2.3.2

In respect of each Borrower, its individual payment obligations under the Finance Documents (in particular, without limitation, under Clauses 11 (Fees), 12 (Tax gross up and indemnities), 13 (Increased Costs), 14 (Other indemnities) and 16 (Costs and expenses)) shall be limited to the portion of such claimed amounts due or attributable to it only.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards its general working capital and/or general corporate purpose requirements.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

4.1.1	No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in SCHEDULE 2 (Conditions Precedent) in form

Paris 12422678.19

and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Parent Company and the Lenders promptly upon being so satisfied.

4.1.2

Notwithstanding the foregoing, the Parties acknowledge that the conditions precedent set forth in SCHEDULE 2 (Conditions Precedent) Part 1 shall be satisfied or waived at the latest on the Signing Date (failing which this Agreement shall not enter into effect).

The Agent undertakes to promptly notify the Parent Company if any condition precedent is not fulfilled in a form and substance reasonably satisfactory to it on the date on which such condition precedent is due to be fulfilled.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if:

4.2.1	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Loan;

4.2.2

on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations to be made by each Obligor are true in all material respects by reference to the facts and circumstances on that date; and

4.2.3

prior to the date of the Utilisation Request, the Escrow Agent Certificate and the Escrow Agent Statement in respect of the relevant Borrower which are due to be provided to the Agent by the most recent date prior to the date of the Utilisation Request in accordance with Clause 5.5.2 have been so provided.

4.3	Conditions precedent for any Tranche B Loan

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in respect of any proposed Tranche B Loan if on the proposed Utilisation Date:

4.3.1	the LTM Adjusted EBITDA as at such date of the relevant Borrower is at least equal to:

(a)	in respect of Constellium Issoire, 40,000,000 Euros; and

(b)	in respect of Constellium Neuf Brisach, 65,000,000 Euros; and

4.3.2	the relevant Borrower draws on the same Utilisation Date a Tranche A Loan in an amount equal to the Available Tranche A Amount as at such date.

4.4	Conditions precedent for the sole benefit of the Lenders

The conditions precedent provided for in Clause 4.1 (Initial conditions precedent), Clause 4.2 (Further conditions precedent) and Clause 4.3 (Conditions precedent for any Tranche B Loan) are stipulated for the sole benefit of the Lenders.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than three (3) Business Days before the relevant Utilisation Date.

5.2	Completion of a Utilisation Request

Paris 12422678.19

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)

the amount requested does not exceed, for any Tranche A Loan, the Available Tranche A Amount and, for any Tranche B Loan, the Available Tranche B Amount, at the time the relevant Utilisation Request is made;

(c)	the currency and amount of the Loans comply with Clause 5.3 (Currency and amount of a Loan); and

(d)	the proposed Interest Period (being 30 days or 8 Business Days, as the case may be) complies with Clause 9 (Interest Periods).

5.2.2	Only one Tranche A Loan and one Tranche B Loan may be requested in each Utilisation Request.

5.2.3	Only one Utilisation Request may be sent per calendar week by each Borrower.

5.2.4	Only one Tranche A Loan and one Tranche B Loan may be outstanding at any time per Borrower.

5.3	Currency and amount of a Loan

5.3.1	The currency specified in a Utilisation Request must be Euro.

5.3.2

The sum of the amounts of the Tranche A Loan and, as the case may be, of the Tranche B Loan requested in any Utilisation Request must be a minimum of five million Euros (EUR 5,000,000) or, if less, the Available Facility applicable to the relevant Borrower.

5.4	Lenders’ participation

5.4.1

If the conditions set out in Clause 4 (Conditions of Utilisation) and in Clause 5 (Utilisation) have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan not later than 2 Business Days before the Utilisation Date.

5.5	Determination of the Available Tranche A Amount and the Available Tranche B Amount

5.5.1

The Available Tranche A Amount and the Available Tranche B Amount applicable to any Utilisation will be calculated based on the Inventory Value (With Dispossession) and the Inventory Value (Without Dispossession) set out in the last Escrow Agent Reports provided to the Agent prior to the delivery of the relevant Utilisation Request.

5.5.2	For that purpose, the Escrow Agent will provide the Agent:

(a)	on the last Business Day of each calendar month; and

Paris 12422678.19

(b)	if, at any time, the amount of all outstanding Loans made available to any Borrower is superior to 75% of the Borrowing Base Value applicable to such Borrower as at such date, every 8 Business Days, with Escrow Agent Reports countersigned by the relevant Borrower and setting out, inter alia, the Inventory Value (With Dispossession) and the Inventory Value (Without Dispossession).

5.5.3

The Borrowers shall permit the Escrow Agent to have access to the Warehouses in accordance with the terms of the Inventory Pledge Agreement With Dispossession and the Inventory Pledge Agreement Without Dispossession entered into by such Borrower.

5.6	Audits of the Pledged Inventory

5.6.1

Subject to (i) a ten (10) Business Days prior notice to the relevant Borrower(s) or (ii) the occurrence of an Event of Default which is continuing, the Agent (or any agent acting on its behalf) shall be entitled to conduct a field audit of each Warehouse and of the Pledged Inventory in order to assess the value of the Pledged Inventory which is Eligible Inventory. Except in case of fraudulous behaviour of the relevant Borrower or if an Event of Default has occurred and is continuing, the Agent shall only be entitled to carry out one (1) audit, inspection or investigation per Borrower during a twelve (12) month period (the first period starting on the date of this Agreement).

5.6.2

Subject to a fifteen (15) Business Days prior notice to the relevant Borrower(s), the Independent Appraiser shall be entitled to conduct twice a year (or if an Event of Default has occurred and is continuing, as many times as the Agent deems fit) a field audit of each Warehouse and of the Pledged Inventory in order to assess the value of the Pledged Inventory which is Eligible Inventory and to study the exit strategies of the Finance Parties in case of enforcement of the Security Documents. The Independent Appraiser will provide the Agent and the relevant Borrower half-yearly with an Independent Appraiser Report following completion of such audits.

5.6.3

Subject to Clause 5.6.4 to Clause 5.6.7, each Borrower undertakes (a) to grant access to each Warehouse to any of the Agent and the Independent Appraiser, and any of their respective employees or agents and (b) to provide the Independent Appraiser with any information related to its Pledged Inventory as it may reasonably request.

5.6.4

Any audit or inspection carried-out under this Clause 5.6 (Audits of the Pledged Inventory) shall only be made during normal office hours and the assistance provided by the Borrowers in the course of any audit or inspection shall not unreasonably interfere with its usual daily operating needs.

5.6.5

In relation to the audits or inspections carried-out under this Clause 5.6 (Audits of the Pledged Inventory), unless an Event of Default has occurred and is continuing, the Agent and the Independent Appraiser shall coordinate and make their best effort in order to carry-out their respective audits or inspection on the same date.

5.6.6

The Independent Appraiser and its employees and agents appointed for the purpose of any audit or inspection under this Clause 5.6 (Audits of the Pledged Inventory) must be bound by a Confidentiality Undertaking.

5.6.7	If the delivery of any document is not possible or may, in the relevant Borrower’s reasonable opinion, affect the best commercial interests of such Borrower, then such

Paris 12422678.19

Borrower undertakes to make available any such document for inspection by the Agent or Independent Appraiser in every instance, provided that such Borrower is entitled not to disclose the parts of the documents that it considers in good faith as not necessary for the purpose of the Finance Parties preserving or exercising their rights under the Finance Documents.

5.6.8

Each Borrower shall reimburse the Agent within ten (10) Business Days upon receipt of a duly documented request from the Agent for the costs reasonably incurred in relation to any audit, whether conducted directly by the Agent or by an Independent Appraiser pursuant to this Clause 5.6 (Audits of the Pledged Inventory), provided that the total costs in relation to any audit conducted pursuant to this Clause 5.6 (Audits of the Pledged Inventory) borne by the Borrowers shall not exceed an aggregate amount equal to EUR 150,000 per year, unless an Event of Default has occurred and is continuing.

5.7	Net Orderly Liquidation Percentage

5.7.1

The Independent Appraiser will determine the Product Net Orderly Liquidation Percentages applicable to each Borrower and the Independent Appraiser Net Orderly Liquidation Percentage applicable to each Borrower semi-annually following the audits carried out by it in accordance with Clause 5.6, according to, as at the Signing Date, the methodology described in the engagement letter of the Independent Appraiser set out in SCHEDULE 9 (Independent Appraiser engagement letter).

5.7.2

If, at any time, (i) the Independent Appraiser indicates to the Agent and the Parent Company that it intends to modify its methodology for the determination of the Product Net Orderly Liquidation Percentages and the Independent Appraiser Net Orderly Liquidation Percentage or (ii) a new Independent Appraiser is appointed, the Parties will, in good faith, discuss the application of such new methodology and, as the case may be, negotiate any amendment to the Finance Document which is necessary to take into account such new methodology.

5.7.3

On each date on which an Utilisation Request is delivered by a Borrower to the Agent, the Recalculated Net Orderly Liquidation Percentage applicable to the Loan to be made to such Borrower on the Utilisation Date of that Loan will be determined on the basis of the weighted average of the last Product Net Orderly Liquidation Percentages applicable to such Borrower, taking into account the repartition of the Pledged Inventory which is Eligible Inventory of such Borrower per type of products (raw material, semi-finished goods and finished goods) as set out in the last available Escrow Agent Reports relating to such Borrower.

5.8	Cancellation of Commitment

At the end of the Availability Period, any Commitment which, at such date, is unutilised shall be immediately cancelled.

6.	REPAYMENT

6.1	Each Borrower shall repay a Loan made available to it on the last day of its Interest Period.

6.2	Without prejudice to any Borrower’s obligation under Clause 6.1, if a Loan is to be made available to such Borrower:

Paris 12422678.19

6.2.1	on the same day that a maturing Loan is due to be repaid by such Borrower; and

6.2.2	in whole or in part for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loan shall be treated as if applied in or towards repayment of the maturing Loan so that:

(a)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loan:

(i)	the relevant Borrower will only be required to make a payment under Clause 25.1 (Payments to the Agent) in an amount equal to that excess; and

(ii)

the new Loan shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of the maturing Loan and the Lenders will not be required to make a payment under Clause 25.1 (Payments to the Agent) in respect of the new Loan; and

(b)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loan:

(i)	the relevant Borrower will not be required to make a payment under Clause 25.1 (Payments to the Agent); and

(ii)

the Lenders will be required to make a payment under Clause 25.1 (Payments to the Agent) in respect of the new Loan only to the extent that the new Loan exceeds the maturing Loan and the remainder of the new Loan shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of the maturing Loan.

6.3	In any case, all Loans shall be repaid in full at the latest on the Termination Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or if a Borrower or any direct shareholder of a Borrower becomes subject to, or affected by, Sanctions:

7.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

7.1.2	upon the Agent notifying the Parent Company, the Available Commitment of that Lender will be immediately cancelled; and

7.1.3

to the extent that the Lender’s participation has not been transferred pursuant to Clause 7.6.4, each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Parent Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.2	Change of control

Paris 12422678.19

If:

7.2.1

a change of control occurs in respect of the Parent Company, pursuant to which any person or group of persons acting in concert (other than a member of the Group) (a) holds directly or indirectly more than 25]% of the share capital or has the power to cast, or control the casting of, more than 25% of the voting rights of the Parent Company or (b) owns the right to determine the composition of the majority of the members of the board of directors (or equivalent) of the Parent Company (a “Parent Change of Control”); or

7.2.2

a change of control occurs in respect of any Borrower, pursuant to which any person or group of persons acting in concert (other than the Parent Company or any member of the Group) (a) holds directly or indirectly more than 50% of the share capital or has the power to cast, or control the casting of, more than 50% of the voting rights of such Borrower or (b) owns the right to determine the composition of the majority of the members of the board of directors (or equivalent) of such Borrower (a “Borrower Change of Control”):

(a)	the Parent Company shall promptly notify the Agent upon becoming aware of that event; and

(b)

if a Lender so requires and notifies the Agent within 5 days of the Parent Company notifying the Agent of the event, the Agent shall, by not less than 15 days-notice to the Parent Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

7.3	Termination of factoring agreement

7.3.1

If in accordance with the provisions of the factoring agreement entered into between, inter alia, the Borrowers as sellers and Factofrance as factor on 4 January 2011, as amended and restated on 3 December 2015 and as amended and/or restated from time to time (the “Factoring Agreement”), the factor receives a notification from the Borrowers indicating that they wish to terminate the Factoring Agreement, the Agent shall, upon becoming aware of it or having been given notice of the same by the factor, notify the Lenders of the same and, by not less than 2 Business Days notice to the Parent Company, cancel the Commitment of all Lenders, whereupon the Commitment of all Lenders will be cancelled (provided that, for the avoidance of doubt, any Loan outstanding as at such time will be repaid on its scheduled maturity date).

7.3.2

If (i) the factor under the Factoring Agreement decides to terminate the Factoring Agreement in accordance with clause 12.1.2 of the Factoring Agreement, upon expiration of the 3 months-period referred to in clause 12.1.2 of the Factoring Agreement, (ii) a Stop Purchase Event or a Default (each as defined in the Factoring Agreement) occurs and the factor under the Factoring Agreement decides to no longer purchase all its eligible receivables from one of the Borrowers as seller under the Factoring Agreement in accordance with clause 12.2 or 12.3 of the Factoring Agreement, as applicable, or (iii) a Borrower withdraws from the Factoring Agreement in accordance with clause 12.4 of the Factoring Agreement, but subject in any case to any other provision to the contrary in this Agreement:

Paris 12422678.19

(a)	the Agent will notify the Lenders accordingly and:

(b)

if a Lender so requires and notifies the Agent within 5 days of the receipt of the notification referred to in Paragraph (a) above, the Agent shall, by not less than 20 Business Days-notice to the Parent Company, cancel the Commitment of that Lender, whereupon the Commitment of that Lender will be cancelled (provided that, for the avoidance of doubt, any Loan outstanding as at such time will be repaid on its scheduled maturity date).

7.4	Voluntary cancellation

The Parent Company may, if it gives the Agent not less than 15 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or part (being a minimum amount of 10,000,000 Euros) of the Available Facility. Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably under the Facility.

7.5	Voluntary prepayment

Subject to the terms of this Agreement, any Borrower may, if it gives the Agent not less than 5 Business Days (or such shorter period of not less than 2 Business Days as the Majority Lenders may agree) prior notice, prepay the whole of a Loan, provided that, if there is a Tranche A Loan and a Tranche B Loan outstanding in respect of such Borrower, such Borrower may prepay the Tranche A Loan only if the Tranche B Loan has been fully repaid.

7.6	Right of replacement or repayment and cancellation in relation to a single Lender

7.6.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2.3 or under an equivalent provision of any Finance Document; or

(b)	any Lender claims indemnification from the Parent Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(c)

any amount payable to any Lender by an Obligor under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Obligor by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non- Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Parent Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or non-deductibility for French tax purposes continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with Clause 7.6.4.

7.6.2	On receipt of a notice of cancellation referred to in Clause 7.6.1, the Commitment of that Lender shall immediately be reduced to zero.

Paris 12422678.19

7.6.3

On the last day of each Interest Period which ends after the Parent Company has given notice of cancellation under Clause 7.6.1 (or, if earlier, the date specified by the Parent Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

7.6.4	If:

(a)	any of the circumstances set out in Clause 7.6.1 apply to a Lender;

(b)	a Lender requests a cancellation of its Commitment in accordance with Clause 7.3.2;

(c)	an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender; or

(d)	it becomes unlawful for a Borrower to perform any of its obligations to any Lender under Clause 12.2.3 or under an equivalent provision of any Finance Document,

the Parent Company may, on 20 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 21 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Parent Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 21 (Changes to the Parties) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

7.6.5	The replacement of a Lender pursuant to Clause 7.6.4 shall be subject to the following conditions:

(a)	the Parent Company shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(c)	in no event shall the Lender replaced under Clause 7.6.4 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(d)

the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 7.6.4 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

7.6.6

A Lender shall perform the checks described in Paragraph (d) of Clause 7.6.5 as soon as reasonably practicable following delivery of a notice referred to in Clause 7.6.4 and shall notify the Agent and the Parent Company when it is satisfied that it has complied with those checks.

Paris 12422678.19

7.6.7	Right of cancellation in relation to a Defaulting Lender

(a)

If any Lender becomes a Defaulting Lender, the Parent Company may, at any time whilst that Lender continues to be a Defaulting Lender, give the Agent notice of cancellation of the Available Commitment of that Lender.

(b)	On receipt of the notice referred to in Paragraph (a) above, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in Paragraph (a) above, notify all the Lenders.

7.7	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for a Borrower to perform any of its obligations to any Lender under Clause 12.2.3 or under an equivalent provision of any Finance Document and to the extent that the Lender’s participation has not been transferred pursuant to Clause 7.6.4:

7.7.1	the Parent Company shall promptly notify the Agent upon becoming aware of that event;

7.7.2	upon the Agent notifying that Lender, its Commitment will be immediately cancelled; and

7.7.3

that Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of each Interest Period which ends after the Parent Company has given notice under Paragraph (a) above or, if earlier, the date specified by that Lender in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.8	Minimum Value

If, on any Test Date on which a Loan is outstanding in respect of a Borrower:

7.8.1

the Financeable Inventory Value (With Dispossession) applicable to that Borrower as at such date is inferior to the amount in principal of any outstanding Tranche A Loan made available to such Borrower, that Borrower shall repay to the Lenders an amount equal to the difference between the amount in principal of such outstanding Tranche A Loan and the applicable Financeable Inventory Value (With Dispossession) as at such date; or

7.8.2

the Financeable Inventory Value (Without Dispossession) applicable to that Borrower as at such date is inferior to the amount in principal of any outstanding Tranche B Loan made available to such Borrower, that Borrower shall repay to the Lenders an amount equal to the difference between the amount in principal of such outstanding Tranche B Loan and the applicable Financeable Inventory Value (Without Dispossession) as at such date.

7.9	Restrictions

7.9.1

Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant

Paris 12422678.19

cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.9.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.9.3	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

7.9.4	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.9.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.9.6	If the Agent receives a notice under this Clause 7 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Parent Company or the affected Lender, as appropriate.

7.9.7

If all or part of any Lender’s participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent), an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.10	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.8 (Minimum Value) shall be applied pro rata to each Lender’s participation in that Loan.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of (or zero if such aggregate amount is negative):

8.1.1	the applicable Margin; and

8.1.2	EURIBOR.

8.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

8.3	Default interest

8.3.1

If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law and without notice (mise en demeure) on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3.2, is one per cent. (1%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the

Paris 12422678.19

currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Borrower on demand by the Agent.

8.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)

the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. (1%)) per annum higher than the rate which would have applied if the overdue amount had not become due.

8.3.3

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1343-2 of the French Code Civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

8.5	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Code de la consommation and Article L.313-4 of the French Code Monétaire et Financier, the Parties acknowledge that (i) the effective global rate (taux effectif global) calculated on the date of this Agreement, based on assumptions as to the period rate (taux de période) and the period term (durée de période) and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement, is set out in a letter from the Agent to each Borrower and (ii) that letter forms part of this Agreement. Each Borrower acknowledges receipt of that letter.

9.	INTEREST PERIODS

9.1	Interest Periods

9.1.1	An Interest Period for a Loan shall not extend beyond the Termination Date.

9.1.2	A Loan has one Interest Period only.

9.1.3	The Interest Period of a Loan made available to a Borrower will be eight (8) Business Days if:

(a)

as at the Utilisation Date of such Loan, the amount of all outstanding Loans (taking into account such Loan) made available to such Borrower is superior to 75% of the Borrowing Base Value applicable to such Borrower as at such date; and

Paris 12422678.19

(b)	the London Metal Exchange Price (expressed in Euro) has been reduced by more than 15% since the day falling 30 days before the Utilisation Date of such Loan,

provided that the Agent shall notify the Parent Company before the relevant Utilisation Date of the occurrence of the event mentioned in Clause 9.1.3.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Market disruption

If before close of business in Paris two TARGET Days before the first day of the relevant Interest Period, the Agent receives notifications from the Majority Lenders that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of the applicable EURIBOR, then Clause 10.2 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.2	Cost of funds

10.2.1

If this Clause 10.2 (Cost of funds) applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the applicable Margin; and

(b)

the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

10.2.2

If this Clause 10.2 (Cost of funds) applies and the Agent or the Parent Company so requires, the Agent and the Parent Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.2.3	Any alternative basis agreed pursuant to Clause 10.2.2 shall, with the prior consent of all the Lenders and the Parent Company, be binding on all Parties.

10.3	Break Costs

10.3.1

Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

Paris 12422678.19

10.3.2	Each Finance Party shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

11.1.1

The Borrowers shall pay to the Agent (for the account of each Lender) a fee in Euro computed on a daily basis at the rate of zero point eighty per cent. (0.80%) per annum on that Lender’s Available Commitment for the Availability Period.

11.1.2	The commitment fee shall be determined and payable by each Borrower as follows:

(a)

if none of the Borrowers has borrowed under the Facility for more than half of the Total Commitments, each Borrower shall pay a commitment fee on an amount equal to the difference between half of the Total Commitments and the amounts drawn by such Borrower under the Facility; and

(b)

if one of the Borrowers has borrowed under the Facility for more than half of the Total Commitments, the other Borrower (only) shall pay a commitment fee on an amount equal to the difference between the Total Commitments and the amounts drawn by all the Borrowers under the Facility.

11.1.3	The commitment fee is payable first on the date falling three months after the Signing Date and thereafter every three months.

11.1.4	No commitment fee is payable to the Agent (for the account of a Lender) on the Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

11.2	Arrangement fee

The Borrowers shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4	VAT

The commitment fee, the arrangement fee and the annual management fee are expressed VAT excluded.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

12.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Paris 12422678.19

“Qualifying Lender” means a Lender which:

(a)	fulfils the conditions imposed by French Law in order for a payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(b)	is a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on business in France through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

(c)	is acting from a Facility Office situated in its jurisdiction of incorporation; and

(d)

fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on interest by France, subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with France (the “Treaty”), which makes provision for full exemption from Tax imposed by France on interest payments.

12.1.2

Unless a contrary indication appears, in this Clause 12 (Tax gross up and indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2

The Parent Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Parent Company and that Obligor.

12.2.3

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

Paris 12422678.19

12.2.4	A payment shall not be increased under Clause 12.2.3 by reason of a Tax Deduction on account of Tax imposed by France, if on the date on which the payment falls due:

(a)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or

(b)

the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 12.2.7, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in Clause 12.2.4(a) shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non- Cooperative Jurisdiction.

12.2.5

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.6

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7

A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

12.3.1

The Parent Company shall (within ten Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

Paris 12422678.19

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(ii)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2.4 applied; or

(iii)	relates to a FATCA Deduction required to be made by a Party.

(c)

with respect to any Tax assessed as a direct result of the breach by a Finance Party of its express obligations hereunder or under any other Finance Document, or the wilful misconduct or gross negligence of such Finance Party;

(d)	with respect to any Tax that would not have arisen but for:

(i)

the failure by a Finance Party to file any relevant Tax return, Tax computation or other statement or document which such Finance Party was obliged to file by any law of its jurisdiction of incorporation;

(ii)

any failure by a Finance Party to provide in due time to any Obligor any document necessary for the application of any relevant or applicable Treaty State, including certification of tax residence of such Finance Party issued by the tax administration competent for such Finance Party which any Obligor may reasonably have requested such Finance Party in writing to provide (to the extent any such request being made in a timely manner and containing all necessary details to enable such Finance Party to comply with the terms thereof), except:

(1)

where any such failure was directly or indirectly caused by the relevant Obligor (including, without limitation, failure to provide a Finance Party with any necessary information) or by any event or circumstance outside the reasonable control of such Finance Party, or

(2)	where it would be illegal or contrary to any applicable law for a Finance Party to do so;

(e)

with respect to any Tax assessed as a result of a payment to a Finance Party or to person acting on such Finance Party’s behalf being made to a bank account opened in a financial institution located in a Non-Cooperative Jurisdiction or to a beneficiary that is incorporated, domiciled, or acting through an office located, in a Non-Cooperative Jurisdiction; and

Paris 12422678.19

(f)

to any assignee of the rights and obligations of a Finance Party under the Agreement in accordance with Clause 21 (Changes to the Parties), to the extent that such gross-up payment or indemnities referred to in Clause 12.2 (Tax gross-up) or 12.3 (Tax indemnity) would not have been due by the relevant Obligor if the relevant Finance Party had not assigned or transferred its right or obligations to the relevant third party.

12.3.3

A Protected Party making, or intending to make a claim under Clause 12.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent Company.

12.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

12.4.2	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender Status Confirmation

12.5.1	Each Original Lender confirms on the date of this Agreement that it is a Qualifying Lender.

12.5.2

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 12.5.2 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Parent Company). For the avoidance of doubt, a Transfer Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.2.

12.5.3	Such New Lender shall also specify, in the Transfer Agreement which it executes upon becoming a Party, whether it is incorporated or acting through a Facility Office situated

Paris 12422678.19

in a Non-Cooperative Jurisdiction. For the avoidance of doubt, a Transfer Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.3.

12.6	Stamp taxes

The Borrowers shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for any such Tax payable (A) in respect of a transfer or sub-participation of a Loan (or part thereof) by that Finance Party or (B) upon a voluntary registration made by any Finance Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Finance Party under a Finance Document.

12.7	Value added tax

12.7.1

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 12.7.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

12.7.2

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Paragraph (a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.7.3

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably

Paris 12422678.19

determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7.4

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.8	FATCA Information

12.8.1	Subject to Clause 12.8.3, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(c)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

12.8.2

If a Party confirms to another Party pursuant to Clause 12.8.1(a) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.8.3

Clause 12.8.1 shall not oblige any Finance Party to do anything, and Clause 12.8.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

12.8.4

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.8.1(a) or Clause 12.8.1(b) (including, for the avoidance of doubt, where Clause 12.8.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9	FATCA Deduction

Paris 12422678.19

12.9.1

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.9.2

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Parent Company and the Agent and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

13.1.1

Subject to Clause 13.3 (Exceptions) and in accordance with Clause 13.2 (Increased Cost claims), each Borrower shall pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or its Holding Company as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

13.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Holding Company’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or its Holding Company to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent Company.

13.2.2

Each Finance Party shall, as soon as practicable, provide the Parent Company and the Agent with a certificate characterizing and justifying its claim and the calculation of the Increased Cost (without such Finance Party being required to disclose any confidential information regarding its tax affairs).

13.2.3

If any Borrower or the Parent Company contests the amount of the relevant Increased Cost, the relevant Finance Party, the relevant Borrower and the Parent Company shall negotiate in good faith during a 20 Business Days period to find a mutually acceptable solution capable of avoiding or mitigating such Increased Costs.

Paris 12422678.19

13.2.4	If no mutually acceptable solution has been reached at the expiry of such period, the relevant Borrower shall pay the amount initially requested by the relevant Finance Party within 5 Business Days.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.3.1	attributable to a Tax Deduction required by law to be made by an Obligor;

13.3.2	attributable to a FATCA Deduction required to be made by a Party;

13.3.3	resulting from the application by the relevant Finance Party of (i) Basel III, (ii) CRR Regulation and (iii) CRD IV Directive;

13.3.4	an increase in the rate of corporate income taxes applicable to the relevant Finance Party;

13.3.5

compensated for by Clause 12.3(Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3.2 applied); or

13.3.6	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14.	OTHER INDEMNITIES

14.1	Other indemnities

Each Obligor shall, within ten Business Days of demand, indemnify each Finance Party against any duly documented cost, loss or liability incurred by that Finance Party as a result of:

14.1.1	the occurrence of any Event of Default;

14.1.2

funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

14.1.3	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent Company.

Under no circumstances shall any Borrower be liable to any Finance Party under Clause 14.1 for any indirect damages of any kind or nature whatsoever or any loss of business or business opportunity or any loss of goodwill.

14.2	Indemnity to the Agent

Each Obligor shall, within ten Business Days of demand, indemnify the Agent against any duly documented cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

14.2.1	investigating any event which it reasonably believes is a Default; or

14.2.2	acting or relying on any notice, request or instruction sent by any Obligor which it reasonably believes to be genuine, correct and appropriately authorised.

Paris 12422678.19

Under no circumstances shall any Borrower be liable to the Agent under Clause 14.2 for any indirect damages of any kind or nature whatsoever or any loss of business or business opportunity or any loss of goodwill.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

15.1.1

Each Finance Party shall, in consultation with the Parent Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased Costs) or in any amount payable under a Finance Document by an Obligor established in France becoming not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2	Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1

Each Borrower shall within ten Business Days of demand indemnify each Finance Party for all duly documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Parent Company shall within ten Business Days of demand pay the Agent and the Arranger the amount of all duly documented costs and expenses (including legal fees) reasonably incurred by any of them and approved by the Parent Company in connection with the negotiation, preparation, printing and execution of:

16.1.1	this Agreement and any other documents referred to in this Agreement; and

16.1.2	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

The Parent Company shall, within ten Business Days of demand, pay to the Agent the amount of all duly documented costs and expenses (including legal fees) reasonably incurred by the Agent in connection with any waiver, amendment or consent relating to any Finance Document (to the extent that such costs and expenses have been previously approved in writing by the Parent Company).

16.3	Enforcement costs

Paris 12422678.19

The Parent Company shall, within ten Business Days of demand, pay to each Finance Party the amount of all duly documented costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Independent Appraiser and Escrow Agent costs

The Borrowers shall, within five (5) Business Days of demand, pay to the Agent the amount of all duly documented costs and expenses (including legal fees) reasonably incurred by the Agent in connection with (a) the valuation of the Pledged Inventory carried out by the Independent Appraiser in accordance with Clause 5.6.2 or (b) the appointment of and the work carried out by the Escrow Agent in relation to the Finance Documents (to the extent that such costs and expenses have been previously approved in writing by the Parent Company).

17.	GUARANTEE

17.1	Guarantee

The Parent Company (in such capacity, the “Guarantor”) hereby irrevocably:

17.1.1

guarantees to the Finance Parties by way of a cautionnement solidaire pursuant to Articles 2288 et seq. of the French Code civil (the “Guarantee”) the due and punctual performance by each Borrower of its payment obligations in favour of the Finance Parties under the Finance Documents (the “Secured Obligations”);

17.1.2

undertakes to pay to the Finance Parties any amount owed by each Borrower, provided that the relevant Borrower has failed to perform such payment obligations for more than three (3) Business Days following the date on which performance was due (after the expiry of any applicable grace period or amicable resolution period under the Agreement) within seven (7) Business Days of receipt of a duly documented request by the Agent to that end (a “Demand”) in accordance with Clause 17.4; and

17.1.3

confirms that it intends that the Guarantee be an accessory (accessoire) of the secured obligations and that it shall extend to any (however fundamental) change, variation, increase, decrease, extension addition or reduction, of or to any Finance Document and/or the Facility or any amount made available under any of the Finance Documents.

17.2	Maximum Amount

17.2.1	Subject to Clause 17.2.2, the Guarantee is limited to an aggregate amount equal to 102% of the Total Commitments (the “Maximum Guaranteed Amount”).

17.2.2	Each payment made by the Guarantor pursuant to this Guarantee shall reduce the Maximum Guaranteed Amount by a corresponding amount.

17.3	Expiry Date

17.3.1

The Guarantee shall expire and shall have no further effect (and no Demand may be made for any reason whatsoever) after the date on which all the Secured Obligations have been paid or discharged in full or the Maximum Guaranteed Amount has been reduced to zero (the “Release Date”).

Paris 12422678.19

17.3.2

As from the Release Date, the Agent agrees to confirm in writing without delay to the Guarantor (i) the occurrence of the Release Date and (ii) that it is discharged from any obligation under the terms of the Guarantee.

17.4	Form of Demand

Any Demand under the Guarantee shall only be valid if it is (i) made in writing, (ii) made by way of a duly completed guarantee demand in the form set out in SCHEDULE 7 (Form of Guarantee Demand) and (iii) sent to the Parent Company at the address specified in Clause 27 (Notices).

17.5	Continuing Guarantee

17.5.1

The obligations of the Parent Company under Clause 17.1 (Guarantee) constitute a continuing guarantee and will extend to the ultimate balance of all sums payable by any Borrower under any Finance Document, regardless of any intermediate payment or discharge in whole or in part.

17.5.2

The Guarantee shall not be discharged, impaired or otherwise affected (A) further to any merger, split-off, winding-up, contribution of assets or similar transaction or in case of any dissolution, liquidation or similar act or process (whether judicial or amicable) involving a Finance Party, the Parent Company or any Borrower or (B) in the case of a Change of Control affecting a Borrower or the Parent Company.

17.5.3	The obligations of the Parent Company under the Guarantee shall be binding on its successors and assigns.

17.6	Waiver of defences

Until all obligations guaranteed under Clause 17.1 (Guarantee) have been paid and discharged in full, the Parent Company irrevocably and expressly:

17.6.1	undertakes not to exercise any rights which it may have under Article 2298 (bénéfice de discussion) or Article 2303 (bénéfice de division) of the French Code civil;

17.6.2

waives any right it may have of first requiring any Finance Party to proceed against or enforce any other rights or security or claim payment before claiming from the Parent Company under this Clause 17 (Guarantee);

17.6.3

waives any right to require that any protest (prôtet) be accomplished, it being understood that the Guarantee may be called upon by the Finance Parties as many times pursuant to the terms of this Agreement as they shall require with a view to recovering any liability owing under the Guarantee remaining unpaid by any relevant Borrower as at the relevant date;

17.6.4

undertakes not to exercise (and waives) any right which it may have against any Borrower under Article 2309 of the French Code civil and, for the purposes of the Guarantee, not to exercise any right of set-off (compensation) that it may have under Article 1347 of the French Code civil;

17.6.5

undertakes not to exercise (and waives) any rights which it may have under Article 2316 of the French Code civil to take any action against any Borrower in the event of any extension of any date for payment of any amount due, owing or payable to the

Paris 12422678.19

Finance Parties under any Finance Document, in each case without the consent of the Parent Company; and

17.6.6	undertakes not to claim or enforce any subrogation right it may have against a Borrower in accordance with Article 1346-3 of the French Code civil.

18.	REPRESENTATIONS

18.1	Each Obligor makes the representations and warranties set out in this Clause 18 (Representations) to each Finance Party on the date of this Agreement.

18.1.1

Status: it is a company validly incorporated and existing under the laws of its place of incorporation, it is in compliance with all applicable corporate laws and regulations relating to its incorporation;

18.1.2

Powers, authorisations and consents: (i) it has full power and authority to enter into the Finance Documents to which it is a party, (ii) with respect to each Borrower only, it has full power and authority to own its assets pledged under either the Inventory Pledge Agreement With Dispossession or the Inventory Pledge Agreement Without Dispossession to which it is a party and (iii) and no governmental or regulatory consent is required in order for it to enter into the Finance Documents to which it is a party and it has taken all action necessary to authorise, and it maintains and complies with the term of any Authorisation required to enable, the execution and performance by it of the Finance Documents to which it is a party;

18.1.3

Preservation of corporate existence: it has obtained and maintains all licences, Authorisations and certifications necessary to the performance of its business, where failure to do so would have a Material Adverse Effect;

18.1.4	Non-conflict: the entry into and performance of the Finance Documents to which it is a party do not conflict with, contravene to or violate:

(a)	its constitutional documents;

(b)	any law or regulation applicable to it;

(c)	any restrictions under any agreement, contract, deed or instrument to which it is a party; or

(d)	any order, judgment, award or injunction binding on it;

in a manner which is reasonably expected to have a Material Adverse Effect;

18.1.5

Legal validity: subject to the Legal Reservations, its obligations under the Finance Documents to which it is a party constitute legal, valid and binding obligations enforceable against it in accordance with their respective terms;

18.1.6

Accounts: the Parent Company and each Borrower’s most recent audited annual accounts present a true and fair view of such Borrower’s or the Parent Company’s, as applicable, financial condition, as at the date on which they were issued and of the results of their operations for the period then ended, all in accordance with the Accounting Principles as consistently applied;

Paris 12422678.19

18.1.7

No litigation: there are no current actions, suits or proceedings pending against or affecting it, in or before any judicial or administrative court, arbitrator or regulatory authority that, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

18.1.8	No default:

(a)	no Event of Default is continuing or might reasonably be expected to result from the making of any Loan;

(b)

no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject, which might have a Material Adverse Effect;

18.1.9

No Insolvency Proceeding: (i) it is not subject to any Insolvency Proceeding and (ii) for the purpose of the EU Insolvency Regulations (EC) No 1346/2000 of 29 May 2000 (the “Insolvency Regulations”), its “centre of main interests” (as such term is defined in the Insolvency Regulations) is in its jurisdiction of incorporation;

18.1.10

Accuracy of information: to its best knowledge, all information furnished in writing by it to the Finance Parties for the purposes of or in connection with the Finance Documents, is true and accurate in every material respect on the date on which such information is provided or stated and does not contain any material misstatement of fact;

18.1.11

Capacity to identify and individualise: in relation to each Borrower only, it has operating systems capable of identifying and individualising in the ordinary course of business in a clear and precise manner each Pledged Inventory;

18.1.12	Governing law and enforcement: subject to the Legal Reservations (and, as far as the Parent Company is concerned, to the legal reservations set out in SCHEDULE 8 (Dutch Legal Reservations):

(a)	the choice of law made in each Finance Document to which it is a party as the governing law of such Finance Document will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in the jurisdiction the law of which is designated to govern any Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation;

18.1.13

Deduction of Tax: under the law of its jurisdiction of incorporation in force at the date of this Agreement, it is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party to any Finance Party which is a Qualifying Lender;

18.1.14

No filing or stamp taxes: under Dutch law it is not necessary that any Finance Document to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to such Finance Document or the transactions contemplated by such Finance Document;

Paris 12422678.19

18.1.15

Pari passu ranking: its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

18.1.16

Eligible Inventory: any inventory which is declared as being Eligible Inventory by the relevant Borrower complies with the criteria set out in the definition of “Eligible Inventory” in Clause 1.1 (Definitions);

18.1.17

Anti-bribery, anti-corruption and anti-money laundering: it has not, and none of its subsidiaries, directors or officers or to the best knowledge of such Obligor, any affiliate, or employee of it, has, engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and it has, to the extent required under applicable laws, instituted and maintained policies and procedures designed to prevent violation of such laws, regulations and rules; and

18.1.18

Sanctions: it is not, and none of its subsidiaries, directors or officers, or, to the best of its knowledge, any of its affiliates or employees is, an individual or entity, that is, or is owned or controlled by persons that are: (i) the target of any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”).

18.2	Repetition

The Repeating Representations are deemed to be made by each Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and thereafter on the first day of each Interest Period.

19.	UNDERTAKINGS

From the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, each Obligor, to the extent applicable to it, and only for itself, undertakes to the Finance Parties as follows:

19.1	No change in business: it shall not make any change in its business which has a Material Adverse Effect;

19.2	Safe-keeping of documents: it shall hold and keep all supply contracts relating to its Pledged Inventory;

19.3

Corporate form and registered office: it will notify the Agent at the latest 30 calendar days prior to changing its corporate form or relocating its registered office; no Borrower shall change its jurisdiction of incorporation;

19.4

No merger: it shall not, if it would have a Material Adverse Effect, operate a legal reorganization, merge or consolidate with or into, or contribute, transfer or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any person, it being understood that should a voluntary reorganization or restructuration of companies of the Group (including by a way of amalgamation, merger, demerger, spin-off or voluntary liquidation) involving one or

Paris 12422678.19

more Borrowers is intended to take place, the relevant Borrowers shall notify the Agent of any such event as soon as possible after all internal corporate approvals have been obtained and being legally entitled to do so;

19.5	Provision of information:

19.5.1

upon request of the Agent, to the extent such information are publicly available and otherwise without prior request of the Agent, each of the Borrowers and the Parent Company, as applicable, will deliver to the Agent:

(a)

annually, as soon as reasonably practicable and no later than one hundred and eighty (180) days from its year-end, the audited statutory annual financial statements (balance sheet and related income statement) of each Borrower together with the relevant auditors’ reports;

(b)

annually, as soon as reasonably practicable and no later than one hundred and eighty (180) days from the Parent Company’s year-end, copies of the audited consolidated annual financial statements (balance sheet, related income statement and cash flow statement) of the Group together with the relevant auditors’ reports;

(c)	quarterly, and no later than sixty (60) days after each Quarter Date, copies of the Group’s consolidated quarterly management accounts;

(d)

monthly, (except for the month of January of each year), and no more than thirty (30) days after its month end (and forty-five (45) days for the first six (6) monthly statements to be remitted as from the Signing Date), the unaudited and unreviewed monthly financial statements (balance sheet and related income statement) for each Borrower;

19.5.2	each Borrower shall deliver to the Agent the following general information:

(a)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Parent Company or a Borrower, in each case, which, if adversely determined, might have a Material Adverse Effect;

(b)

promptly, upon request of the Agent (acting reasonably), copies of all documents dispatched by each Borrower to its financial creditors generally (or any class of them) in their capacity as such at the same time as they are dispatched, excluding for the avoidance of doubt any information provided to holders of equity or instruments that may give access to equity in such capacity;

(c)

promptly, upon reasonable request of the Agent, such information regarding the financial condition, business and operations of the Group which may have a material impact on the ability of the Obligors to perform their obligations under the Finance Documents;

(d)

promptly, upon reasonable request of the Agent, such documentation and other evidence as reasonably requested by any Finance Party in order to carry out and be satisfied that it (or any prospective new Lender) has complied with all necessary “Know Your Customer” requirements as per its policy or other similar checks under any applicable laws or regulations;

Paris 12422678.19

(e)

promptly, upon request of the Agent, any agreement entered into between any Borrower and its suppliers to the extent that (i) the purpose of the relevant agreement is for a Borrower to acquire goods which are to be pledged under the Inventory Pledge Agreement With Dispossession or the Inventory Pledge Agreement Without Dispossession to which such Borrower is a party and (ii) the purchase price of such goods provided in the relevant agreement is equal or above EUR 2,000,000;

19.5.3

each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless an Obligor is aware that a notification has already been provided by another Obligor);

19.6	Compliance with law: it shall comply with all laws to which it is subject, if failure to do so would have a Material Adverse Effect;

19.7

Information on Insolvency Proceedings: subject to applicable law, and as soon as becoming aware of such event, it undertakes to inform the Agent of the commencement or taking of any Insolvency Proceeding, a composition, compromise, assignment or arrangement with any of its creditors for reason of financial difficulties or proceedings for the appointment of a mandataire ad hoc (on the grounds of financial difficulties) or for a conciliation in accordance with Articles L.611-3 to L.611-15 of the French Code de commerce;

19.8	Use of proceeds: each Borrower undertakes to use the proceeds arising from the Facility in a manner compliant with applicable laws;

19.9

No security interest: it shall not create or allow to exist any pledge, privilège, retention of title clause (clause de réserve de propriété), trust or other security interest, or any other agreement having a similar effect, on its Pledged Inventory (except as contemplated in the Finance Documents);

19.10

Warehouse: it shall remit to the Escrow Agent in the Warehouses goods intended to be pledged under the Inventory Pledge Agreement With Dispossession entered into by it and it shall not remit to the Escrow Agent any goods belonging to third parties;

19.11	Insurance Policy:

19.11.1

it shall ensure that, at all times, its Pledged Inventory is fully insured under insurance policies which remain in full force and effect, and it shall pay the related premiums on their due date to the relevant insurer(s);

19.11.2

within thirty (30) days of (i) each anniversary date of this Agreement and (ii) any renewal of any such insurance policies, it shall provide the Agent with an annual certificate issued by the relevant insurer(s) detailing the characteristics, duration and maximum amount of such insurance policies; and

19.11.3

upon the occurrence of an Enforcement Event (as defined in the relevant Security Document) in relation to a Borrower, the Agent may notify the insurer(s) under the insurance policies entered into by such Borrower in relation to its Pledged Inventory that, in accordance with article L. 121-13 of the Code des assurances, any indemnity due by such insurer(s) in relation to the Pledged Inventory of such Borrower shall be paid directly to the Agent and no longer to the relevant Borrower; and

Paris 12422678.19

19.12

Sanctions: it will not, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other person (i) to fund any activities or business of or with any person or in any country or territory that, at the time of such funding, is a Sanctioned Person or a Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Facility, whether as underwriter, advisor, investor, Lender, Agent or otherwise).

20.	EVENTS OF DEFAULT

20.1	Events of Default

Each of the events or circumstances set out in this Clause 20.1 (Events of Default) is an Event of Default:

20.1.1

an Obligor does not pay on the due date any amount payable to a Finance Party pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless (A) its failure to pay is caused by an administrative or a technical error or a Disruption Event and (B) payment is made within five (5) Business Days of its due date;

20.1.2

an Obligor fails to comply with any of its obligations under the Finance Documents to the extent that such failure has a Material Adverse Effect and, if capable of remedy, continues unremedied for a period of ten (10) Business Days of the earlier of (i) the Agent giving notice of such failure to the relevant Obligor and (ii) the relevant Obligor becoming aware of such failure to comply;

20.1.3

any of the representations and warranties made by an Obligor in Clause 18 (Representations) is or proved to be incorrect or misleading when made, to the extent that such misrepresentation has a Material Adverse Effect and, unless the circumstances giving rise to and the effects of such misrepresentation are capable of remedy and are remedied within ten (10) Business Days of the earlier of (i) the Agent giving notice to the relevant Obligor of such misrepresentation and (ii) the relevant Obligor becoming aware of such misrepresentation;

20.1.4	the occurrence of a Cross-Acceleration;

20.1.5

an Obligor becomes subject to Insolvency Proceedings unless, in relation to any steps or procedures effectively taken or started, such steps or procedures are (i) promptly contested by the relevant Obligor and (ii) are finally dismissed within twenty (20) days;

20.1.6

an Obligor challenges the validity or enforceability (opposabilité) of any material right or obligation under the Finance Documents or rescinds or purports to rescind any of the Finance Documents without the consent of the Agent and the other parties to such Finance Document;

20.1.7

any of the Finance Documents ceases to be legal, valid, binding and enforceable (opposable) in its entirety, to the extent that, if it ceases to be enforceable (opposable) against third parties, the event giving rise to such unenforceability, if capable of remedy, is not remedied within five (5) Business Days of the earlier of (i) the Agent giving notice to the relevant Obligor of such event and (ii) the relevant Obligor becoming aware of such event;

Paris 12422678.19

20.1.8	it is or it becomes illegal or unlawful for an Obligor to perform any of its obligations under the Finance Documents;

20.1.9	the occurrence of any event or circumstance which has a Material Adverse Effect;

20.1.10

the occurrence of a seizure or an attachment resulting from a court decision (sûretés judiciaires) (not including any provisional measures (mesures conservatoires)) from a creditor of an Obligor for an amount in excess of 5,000,000 Euros (in aggregate), unless such seizure or attachment is finally dismissed or discharged within forty-five (45) days, provided that if during that timeframe the relevant Obligor demonstrates to the Agent in a manner satisfactory to the Agent that such seizure or attachment is unjustified, this shall not constitute an Event of Default;

20.1.11

an Obligor has knowingly omitted or concealed material information or has knowingly made false statements to a Finance Party regarding any material information to be provided by such Obligor upon the signature of any of the Finance Documents or during the course of the performance thereof;

20.1.12

the auditor of any Obligor raises reservations as to the accounts of such Obligor to the extent such reservation reflects serious deficiencies in accounting (which excludes any observation in the auditor’s report in connexion with the implementation of new accounting standards or with major accounting estimates that would trigger going concern issues (as defined in the relevant Accounting Principles)); or

20.1.13

the occurrence of significant delays or any aggravation of delays for payment in respect of suppliers and unsecured or secured creditors (such as inter alia the French Trésor Public, Urssaf, caisses de retraite etc.) of such Obligor (other than resulting from the normal course of such Obligor’s business), except if such Obligor demonstrates to the Agent in a manner satisfactory to the Agent that such non-payment results from a contestation in good faith by such Obligor of its obligation to pay, which, individually or collectively, would have a Material Adverse Effect.

20.2	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Super Majority Lenders, without mise en demeure or any other judicial or extra judicial step, by notice to the Parent Company:

20.2.1	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

20.2.2

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

21.	CHANGES TO THE PARTIES

21.1	Transfers by the Lenders

21.1.1

Subject to this Clause 21 (Changes to the Parties), a Lender (the “Existing Lender”) may transfer any of its rights (including such as relate to that Lender’s participation in each Loan) and/or obligations to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that, unless an Event of Default has occurred or is continuing, any

Paris 12422678.19

such transfer shall be made for a minimum amount of EUR15,000,000 or shall concern all the rights and obligations of such Lender.

21.1.2	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

21.2	Conditions of transfer

21.2.1	The consent of the Parent Company is required for a transfer by an Existing Lender, provided that the Parent Company hereby consents to a transfer:

(a)	to another Lender or an Affiliate of a Lender; or

(b)	made at a time when an Event of Default is continuing.

Notwithstanding the above, no transfer, sub-participation or subcontracting may be effected to a New Lender incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Parent Company, which shall not be unreasonably withheld. In case of a transfer of obligations, the New Lender shall be duly authorised to lend in France in accordance with French law.

21.2.2

The consent of the Parent Company to a transfer must not be unreasonably withheld or delayed. Provided that, during such period of time, the Parent Company has been provided with (i) the name of the New Lender, (ii) its place of incorporation, (iii) its rating and (iv) the list of sanctions laws or regulations applicable to the New Lender, the Parent Company will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent Company within that time.

21.2.3

Subject to any applicable laws and regulations regarding procedures for specific transfer, a transfer will only be effective if the procedure set out in Clause 21.5 (Procedure for transfer) is complied with.

21.2.4	If:

(a)	a Lender transfers any of its rights and/or obligations under the Finance Documents or changes its Facility Office; and

(b)

as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred. This Clause 21.2.4 shall not apply in respect of a transfer made in the ordinary course of the primary syndication of the Facilities.

21.2.5

Each New Lender, by executing the relevant Transfer Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer

Paris 12422678.19

becomes effective and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

21.3	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of five thousand Euros (5,000 euros).

21.4	Limitation of responsibility of Existing Lenders

21.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents;

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document; or

(e)	the existence of any transferred rights or receivables or their accessories,

and any representations or warranties implied by law are excluded.

21.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

21.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and/or obligations transferred under this Clause 21 (Changes to the Parties); or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

21.5	Procedure for transfer

21.5.1

Subject to the conditions set out in Clause 21.2 (Conditions of transfer) and subject to any applicable laws and regulations regarding procedures for specific transfer, a transfer of rights and/or obligations is effected in accordance with Clause 21.5.3 when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by

Paris 12422678.19

the Existing Lender and the New Lender. The Agent shall, subject to Clause 21.5.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

21.5.2

The Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

21.5.3	As from the Transfer Date:

(a)

to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and its obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each of the Obligors and the other Finance Parties under the Finance Documents and each Obligor and the other Finance Parties hereby consent to such discharge;

(b)	the rights and/or obligations of the Existing Lender with respect to the Obligors shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(c)

the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

21.6	Copy of Transfer Agreement to Parent Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Agreement, send to the Parent Company a copy of that Transfer Agreement.

21.7	Security over Lenders’ rights

21.7.1

In addition to the other rights provided to Lenders under this Clause 21 (Changes to the Parties), each Lender may without consulting with or obtaining consent from any Obligor, at any time transfer, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)

any transfer, charge, pledge or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any transfer of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

Paris 12422678.19

(b)

in the case of any Lender which is a fund, any transfer, charge, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, to the extent that:

(i)	no such transfer, charge, pledge or Security shall:

(1)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant transfer, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

(2)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents; and

(ii)

until the occurrence of an event of default (howsoever defined in the documents relating to such transfer, charge, pledge or Security), the relevant Lender will continue to remain in charge of the reception of payment under any claim it may have against any Obligor under the Finance Documents.

21.7.2

The limitations on transfers by a Lender set out in any Finance Document, in particular in Clause 21.1 (Transfers by the Lenders), Clause 21.2 (Conditions of transfer) and Clause 21.3 (Transfer fee) shall not apply to the creation of Security pursuant to Clause 21.7.1.

21.7.3

The limitations and provisions referred to in Clause 21.7.2 shall further not apply to any enforcement of Security created pursuant to Clause 21.7.1 by a federal reserve or central bank, a Lender, an Affiliate of a Lender or when an Event of Default is continuing.

21.8	Changes to the Obligors

No Obligor may transfer any of its rights and/or obligations under the Finance Documents.

22.	ROLE OF THE AGENT, THE ARRANGER AND THE REFERENCE BANKS

22.1	Appointment of the Agent

22.1.1	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

22.1.2

Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

22.1.3	Notwithstanding the provisions of Article 1161, paragraph 1, of the French Code civil, each Finance Party (other than the Agent) expressly authorises, where necessary, the

Paris 12422678.19

Agent to sign any document it signs on behalf of such Finance Party, (i) on behalf of the Agent acting for its own account and (ii) on behalf of one or more others counterparties to this document.

22.2	Instructions

22.2.1	The Agent shall:

(a)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders or the Super Majority Lenders if the relevant Finance Document stipulates the matter is an all Lender or a Super Majority Lenders decision; and

(ii)	in all other cases, the Majority Lenders; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Paragraph (a) above.

22.2.2

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders or Super Majority Lenders, as applicable (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

22.2.3

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders or Super Majority Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

22.2.4

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

22.2.5	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

22.2.6	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

22.3	Duties of the Agent

22.3.1	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

Paris 12422678.19

22.3.2	Subject to Clause 22.3.3, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

22.3.3	Without prejudice to Clause 21.6 (Copy of Transfer Agreement to Parent Company), Clause 22.3.2 shall not apply to any Transfer Agreement.

22.3.4	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

22.3.5

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

22.3.6

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

22.3.7	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

22.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

22.5	No fiduciary duties

22.5.1	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

22.5.2	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

22.6	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

22.7	Rights and discretions

22.7.1	The Agent may:

(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Majority Lenders, Super Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

Paris 12422678.19

(c)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of Paragraph (i) above, may assume the truth and accuracy of that certificate.

22.7.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 20.1 (Events of Default);

(b)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(c)	any notice or request made by the Parent Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

22.7.3	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

22.7.4

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying, unless directly caused by its gross negligence or wilful misconduct.

22.7.5	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

22.7.6	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

22.7.7

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

22.7.8

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

22.8	Responsibility for documentation

Paris 12422678.19

Neither the Agent nor the Arranger is responsible or liable for:

22.8.1

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

22.8.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

22.9	No duty to monitor

The Agent shall not be bound to enquire:

22.9.1	whether or not any Default has occurred;

22.9.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

22.9.3	whether any other event specified in any Finance Document has occurred.

22.10	Exclusion of liability

22.10.1	Without limiting Clause 22.10.2 (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(a)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(b)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of gross negligence or wilful misconduct; or

(c)

without prejudice to the generality of Paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or

Paris 12422678.19

fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

22.10.2

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

22.10.3

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

22.10.4	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(a)	any “know your customer” or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

22.10.5

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

22.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 25.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

Paris 12422678.19

22.12	Resignation of the Agent

22.12.1	The Agent may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the Lenders and the Parent Company.

22.12.2

Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Parent Company, in which case the Super Majority Lenders (after consultation with the Parent Company) may appoint a successor Agent, which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.

22.12.3

The Parent Company may, on no less than 30 days’ prior notice to the Agent, require the Lenders to replace the Agent and appoint a replacement Agent if any amount payable under a Finance Document by an Obligor established in France becomes not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Super Majority Lenders (after consultation with the Company) within 30 days after notice of replacement was given.

22.12.4

If the Super Majority Lenders have not appointed a successor Agent in accordance with Clause 22.12.2 within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent Company) may appoint a successor Agent.

22.12.5

The retiring Agent shall make available to the successor Agent such documents and records necessary to the performance of Agent’s functions under the Finance Documents, and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Parent Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

22.12.6	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

22.12.7

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 22.12.6) but shall remain entitled to the benefit of Clause 14.2 (Indemnity to the Agent) and this Clause 22 (Role of the Agent, the Arranger) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

22.12.8

After consultation with the Parent Company, the Super Majority Lenders may, by notice to the Agent, require it to resign in accordance with Clause 22.12.2. In this event, the Agent shall resign in accordance with Clause 22.12.2.

22.12.9	The Agent shall resign in accordance with Clause 22.12.2 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to

Paris 12422678.19

Clause 22.12.4) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)

the Agent fails to respond to a request under Clause 12.8 (FATCA Information) and the Parent Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)

the information supplied by the Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Parent Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Parent Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Parent Company or that Lender, by notice to the Agent, requires it to resign.

22.13	Confidentiality

22.13.1

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

22.13.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

22.14	Relationship with the Lenders

22.14.1

The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

22.14.2

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer,

Paris 12422678.19

if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 27.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

22.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

22.15.1	the financial condition, status and nature of each member of the Group;

22.15.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

22.15.3

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

22.15.4

the adequacy, accuracy or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

22.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

22.17	Security

22.17.1	Agent as holder of security

Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent (mandataire) under and in connection with the Security Documents.

22.17.2	Responsibility

The Agent is not liable nor responsible to any other Finance Party for:

Paris 12422678.19

(a)	any failure in perfecting or protecting the security created by any Security Document; or

(b)	any other action taken by it in connection with any Security Document,

unless directly caused by its gross negligence or wilful misconduct,

(c)	the right or title of any person in or to, or the value of, or sufficiency of any part of the security created by the Security Documents;

(d)	the priority of any security created by the Security Documents; or

(e)	the existence of any other Security affecting any asset secured under a Security Document.

22.17.3	Authorisation

Each Finance Party authorises the Agent (by itself or by such person(s) as it may nominate) to enter into the Security Documents as agent (mandataire) on its behalf provided that it has received confirmation from such Finance Party that it approves the terms and conditions of each such Security Document.

22.18	Role of Reference Banks

22.18.1	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

22.18.2

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

22.18.3

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 22.18.

23.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

23.1	No provision of this Agreement will:

23.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

23.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

23.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

23.2	Any Lender is entitled to exercise any of its rights and discretion under the Finance Documents through any agent (including any entity appointed to act as servicer on its behalf).

24.	SHARING AMONG THE FINANCE PARTIES

Paris 12422678.19

24.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 25 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then such Recovering Finance Party shall be deemed to have been substituted (within the meaning of Article 1994 of the French Code civil) for the Agent for purposes of receiving or recovering a Sharing Payment (as defined below) and:

24.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

24.1.2

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 25 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

24.1.3

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 25.5 (Partial payments).

24.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 25.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

24.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 24.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor to the Recovering Finance Party.

24.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

24.4.1

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

Paris 12422678.19

24.4.2

as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor to the relevant Sharing Finance Party.

24.5	Exceptions

24.5.1

This Clause 24 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

24.5.2

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

25.	PAYMENT MECHANICS

25.1	Payments to the Agent

25.1.1

On each date on which a Borrower or a Lender is required to make a payment under a Finance Document, that Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in Euros.

25.1.2	Payment shall be made to such account in Paris, as specified by the Agent, and with such bank as the Agent, in each case, specifies.

25.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 25.3 (Distributions to an Obligor) and Clause 25.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of a Participating Member State or London as specified by that Party.

25.3	Distributions to an Obligor

The Agent may (with the consent of the relevant Borrower or in accordance with Clause 26 (Set-off) apply any amount received by it for that Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.4	Clawback

25.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or

Paris 12422678.19

perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

25.4.2

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

25.5	Partial payments

25.5.1

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

25.5.2	The Agent shall, if so directed by the Super Majority Lenders, vary the order set out in Paragraphs (b) to (d) above.

25.5.3	Clauses 25.5.1 and 25.5.2 will override any appropriation made by an Obligor.

25.6	No set-off by Obligors

Subject to the provisions of Clause 6.2, all payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.7	Business Days

25.7.1

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

25.7.2	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.8	Currency of account

25.8.1	Subject to Clauses 25.8.2 to 25.8.4, Euro is the currency of account and payment for any sum due from a Borrower under any Finance Document.

Paris 12422678.19

25.8.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

25.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

25.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

25.9	Change of currency

25.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent Company); and

(b)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

25.9.2

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

25.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent Company that a Disruption Event has occurred:

25.10.1

the Agent may, and shall if requested to do so by the Parent Company, consult with the Parent Company with a view to agreeing with the Parent Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

25.10.2

the Agent shall not be obliged to consult with the Parent Company in relation to any changes mentioned in Clause 25.10.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

25.10.3

the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 25.10.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

25.10.4	any such changes agreed upon by the Agent and the Parent Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the

Paris 12422678.19

Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 31 (Amendments and waivers); and

25.10.5	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 25.10.4.

26.	SET-OFF

Without prejudice to Clause 6.2, if a Default is continuing, a Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. A Finance Party which has exercised its right of set-off pursuant to this Clause 26 shall promptly notify the Borrower and the Agent of any such set-off or conversion.

27.	NOTICES

27.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail, normal letter mailed or hand delivered, registered letter or registered letter with acknowledgement of receipt.

27.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

27.2.1	in the case of the Parent Company and of the Borrowers, that identified with its name below;

27.2.2	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

27.2.3	in the case of the Agent, that identified with its name below,

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

Party	Name	Details
Parent Company	Constellium Holdco II B.V.	Address:	(c/o Constellium Paris) 40-44, rue Washington, 75008 Paris, France

Paris 12422678.19

Party	Name	Details
		Attention:	Laurent Schmitt, Dr. Mark Kirkland, Director Treasury & Enterprise Risk Management
		e-mail:	laurent.schmitt@constellium.com / Mark.Kirkland@constellium.com
		Copy:	Jeremy Leach, VP and General Counsel Constellium
		e-mail:	Jeremy.leach@constellium.com
Borrower	Constellium Issoire	Address:	rue Yves Lamourdedieu ZI les Listes, 63500 Issoire
		Attention:	Marc Monaco, Dr. Mark Kirkland, Director Treasury & Enterprise Risk Management
		e-mail:	marc.monaco@constellium.com / Mark.Kirkland@constellium.com
Borrower	Constellium Neuf Brisach	Address:	ZIP Rhenane Nord-RD 52 68600 Bisheim
		Attention:	Thierry Malraison, Dr. Mark Kirkland, Director Treasury & Enterprise Risk Management
		e-mail:	thierry.malraison@constellium.com / Mark.Kirkland@constellium.com
Agent	Factofrance	Address:	Factofrance Tour Facto, 18, rue Hoche 92988 Paris La Défense France
		Attention:	Christine Vadon
		e-mail:	Christine.Vadon@factofrance.com
		Fax:	+ 33 (0)1 46 35 17 04

27.3	Delivery

27.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

Paris 12422678.19

(a)

if by way of electronic mail, when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose; and

(b)

if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.

27.3.2

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the name of the Agent above (or any substitute department or officer as the Agent shall specify for this purpose).

27.3.3	All notices from or to an Obligor shall be sent through the Agent.

27.3.4	Any communication or document made or delivered to the Parent Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

27.3.5

Any communication or document which becomes effective, in accordance with Clauses 27.3.1 to 27.3.4, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

27.4	English language

27.4.1	Any notice given under or in connection with any Finance Document must be in English.

27.4.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

28.	DAY COUNT CONVENTION

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

29.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

Paris 12422678.19

30.	REMEDIES, WAIVERS AND HARDSHIP

30.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and, subject to Clause 30.2 (No hardship), not exclusive of any rights or remedies provided by law.

30.2	No hardship

Each Party hereby acknowledges that the provisions of Article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Finance Documents and that it shall not be entitled to make any claim under Article 1195 of the French Code civil.

31.	AMENDMENTS AND WAIVERS

31.1	Required consents

31.1.1

Subject to Clause 31.2 (All Lenders matters), Clause 31.3 (Super Majority Lenders) and Clause 31.4 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

31.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 31 (Amendments and waivers).

31.2	All Lenders matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

31.2.1	the definition of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

31.2.2	an extension to the date of payment of any amount under the Finance Documents;

31.2.3	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

31.2.4	an increase in any Commitment, or extension of the Availability Period;

31.2.5	a modification to the definition of “Borrowing Base Value” in Clause 1.1 (Definitions) or of any component of such definition which may result in an increase of any Borrowing Base Value;

31.2.6	any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

31.2.7	a change to the Borrowers or the Parent Company;

31.2.8	any provision relating to Sanctions or anti-bribery regulations;

Paris 12422678.19

31.2.9	any provision which expressly requires the consent of all the Lenders;

31.2.10

Clause 2.2 (Finance Parties’ rights and obligations), Clause 7.10 (Application of prepayments), Clause 21 (Changes to the Parties), Clause 24 (Sharing among the Finance Parties), this Clause 31 (Amendments and waivers) or Clause 34 (Applicable Law - Jurisdiction);

31.2.11	the nature or scope of:

(i)	the guarantee granted under Clause 17 (Guarantee);

(ii)	(other than as expressly permitted by the provisions of any Finance Document) the Pledged Inventory; or

(iii)	the manner in which the proceeds of enforcement of any Security granted pursuant to any Security Document are distributed; or

31.2.12	the release or partial release of any guarantee granted under Clause 17 (Guarantee) or of any Security granted pursuant to any Security Document (other than as contemplated by the Finance Documents), shall not be made without the prior consent of all the Lenders.

31.3	Super Majority Lenders

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

31.3.1	any provision which expressly requires the consent or the instructions of the Super Majority Lenders;

31.3.2	any condition precedent provided for in Clause 4 (Conditions of Utilisation) and Clause 5 (Utilisation); or

31.3.3	Clause 20 (Events of Default),

shall not be made without the prior consent of the Super Majority Lenders.

31.4	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, or that Reference Bank as the case may be.

32.	CONFIDENTIAL INFORMATION

32.1	Confidentiality

32.1.1

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 32.1.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

32.1.2	Disclosure of Confidential Information

Paris 12422678.19

Any Finance Party may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it transfers (or may potentially transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom Paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 22.14.2);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Paragraph (i) or (ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)

to whom or for whose benefit that Finance Party transfers, charges, pledges or otherwise creates security (or may do so) pursuant to Clause 21.7 (Security over Lenders’ rights) including to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates security pursuant to Clause 21.7

Paris 12422678.19

(Security over Lenders’ rights) and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it transfers (or may potentially transfer) rights under the Finance Documents or the securities issued by the special purpose vehicle in connection with the enforcement of such security;

(viii)	who is a Party; or

(ix)	with the consent of the Parent Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)

in relation to Paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)

in relation to Paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)

in relation to Paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(4)

to any person appointed by that Finance Party or by a person to whom Paragraph (i), or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Paragraph (4) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement in a form agreed between the Parent Company and the relevant Finance Party; and

(5)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

Paris 12422678.19

32.2	Entire agreement

Without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, this Clause 32 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

32.3	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

32.4	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent Company:

32.4.1

of the circumstances of any disclosure of Confidential Information made pursuant to Paragraph (b)(v) of Clause 32.1.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Paragraph during the ordinary course of its supervisory or regulatory function; and

32.4.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 32.

32.5	Continuing obligations

The obligations in this Clause 32 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

32.5.1	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

32.5.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

33.	CONFIDENTIALITY OF REFERENCE BANK QUOTATIONS

33.1	Confidentiality and disclosure

33.1.1

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by Clauses 33.1.2, 33.1.3 and 33.1.4.

33.1.2	The Agent may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose:

(a)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

Paris 12422678.19

(b)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement in a form as agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

33.1.3

The Agent may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(a)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this Paragraph (a) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(b)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent, it is not practicable to do so in the circumstances;

(c)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent, it is not practicable to do so in the circumstances; and

(d)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

33.1.4

The Agent’s obligations in this Clause 33 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to Clause 33.1.2(a)) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

33.2	Related obligations

33.2.1

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each

Paris 12422678.19

Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

33.2.2	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(a)

of the circumstances of any disclosure made pursuant to of Clause 33.1.3(a) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that any information has been disclosed in breach of this Clause 33.

33.3	No Event of Default

No Event of Default will occur under Clause 20.1.2 by reason only of an Obligor’s failure to comply with this Clause 33.

34.	APPLICABLE LAW - JURISDICTION

34.1	The provisions of this Agreement shall be construed in accordance with and shall be governed by French law.

34.2

Each of the Parties to this Agreement agrees that any and all disputes arising out of or in connection with this Agreement and in particular with its validity, interpretation, performance or non-performance, shall be exclusively referred to the competent courts in the jurisdiction of the Paris Court of Appeal.

Paris 12422678.19

SCHEDULE 1. THE ORIGINAL LENDERS

Name of Original Lender	Commitment
Factofrance	35,000,000 euros
Credit Suisse International	20,000,000 euros
BNP Paribas	20,000,000 euros
Deutsche Bank AG, London branch	25,000,000 euros

Paris 12422678.19

SCHEDULE 2.

            CONDITIONS PRECEDENT

Part 1 – Conditions Precedent at the Signing Date

1.	The following documents must be delivered by each Obligor on the Signing Date :

(a)	A certified copy of the up-to-date constitutional documents (statuts) of each Borrower;

(b)	An original copy or a certified copy of the up-to-date constitutional documents (statuten) of the Parent Company;

(c)	An original copy or a certified copy of the certificate of incorporation of each Borrower (Extrait K-bis) dated no later than one month prior to the Signing Date;

(d)	An original copy or a certified copy of the up-to-date deed of incorporation of the Parent Company (oprichtingsakte);

(e)

An original copy or a certified copy of a statement of charges over assets and encumbrances (état des inscriptions et nantissements), including a statement as to pledges without dispossession (gages sans dépossession), in relation to each Borrower, dated no later than one month prior to the Signing Date.

(f)

To the extent required by any applicable law or by its constitutional documents, original copies or certified copies of the resolutions of the competent corporate bodies, approving the terms of, the transactions contemplated by, and the execution and performance of the Finance Documents, including, with respect to the Parent Company, confirmation that the Guarantee complies with the corporate benefit principle applicable to it;

(g)	An original copy or a certified copy of the power(s) of attorney of the person(s) signing the Finance Documents or any notice or certificate under the Finance Documents;

(h)	A specimen of the signature of each person referred to in Paragraph (g) above and of each person authorised by the resolution referred to in Paragraph (f) above.

(i)

A certificate of an authorised signatory of each Obligor confirming that borrowing or guaranteeing, as appropriate, the Total Commitments, would not cause any borrowing, guaranteeing or similar limit binding on the relevant Obligor to be exceeded.

(j)

A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part 1 of SCHEDULE 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

2.	The following legal opinions must be provided on the Signing Date :

(a)

Legal opinion by Clifford Chance Europe LLP in respect of the legal existence, the absence of insolvency proceedings, capacity and authority of the Borrowers in connection with the execution and performance of the Finance Documents to be executed on the Signing Date to which they are a party;

(b)	Legal opinion by Clifford Chance Amsterdam in respect of the legal existence, the absence of insolvency proceedings, capacity and authority of the Parent Company in

Paris 12422678.19

connection	with the execution and performance of the Finance Documents to which it is a party; and

(c)	Legal opinion by Dentons Europe in respect of the validity and enforceability of the Finance Documents to be executed on the Signing Date drafted by them.

3.	Other documents and evidence

(a)	Execution of this Agreement and the Fee Letters.

(b)	Report from the Escrow Agent satisfactory to the Agent.

(c)	All costs and expenses (including the Agent’s and the Arranger’s legal costs, to the extent invoiced in due time) then due and payable by each Obligor under the Finance Documents have been paid.

Part 2 – Conditions Precedent at the first Utilisation Date

1.	Documents and evidence

(a)

Execution of the Security Documents substantially in the form set out in SCHEDULE 10 (Form of Security Documents) or in such other form as may be agreed between the Agent (acting on the instructions of all the Lenders) and the Parent Company, provided that the Agent may request to be provided by each Borrower, on or before the execution of such Security Documents, with the following documents:

(i)	a certified copy of the up-to-date constitutional documents (statuts) of each Borrower if such constitutional documents have been modified since the Signing Date;

(ii)

an original copy or a certified copy of the certificate of incorporation of each Borrower (Extrait K-bis) if the certificate of incorporation of such Borrower delivered to the Agent as condition precedent to the Signing Date is more than two months old;

(iii)

an original copy or a certified copy of a statement of charges over assets and encumbrances (état des inscriptions et nantissements), including a statement as to pledges without dispossession (gages sans dépossession), in relation to each Borrower, if the statement of charges over assets and encumbrances of such Borrower delivered to the Agent as condition precedent to the Signing Date is more than two months old; and

(iv)

if necessary, original copies or certified copies of the resolutions of the competent corporate bodies, approving the terms of, the transactions contemplated by, and the execution and performance of the Security Documents to be executed by it and an original copy or a certified copy of the power(s) of attorney of the person(s) signing the Security Documents to be executed by it.

(b)	Execution of any necessary document with the Escrow Agent and the Independent Appraiser.

Paris 12422678.19

(c)

Evidence that an insurance policy complying with the terms of the Finance Documents has been entered into by each Borrower in relation to its Pledged Inventory and that the related premiums have been paid to the insurer.

(d)	All costs and expenses (including the Agent’s and the Arranger’s legal costs) then due and payable by each Obligor under the Finance Documents have been paid.

2.	The following legal opinions must be provided on or before the first Utilisation Date:

(a)

Legal opinion by Clifford Chance Europe LLP in respect of the legal existence, the absence of insolvency proceedings, capacity and authority of the Borrowers in connection with the execution and performance of the Finance Documents to be executed on or before the first Utilisation Date to which they are a party;

(b)	Legal opinion by Dentons Europe in respect of the validity of the Finance Documents to be executed on or before the first Utilisation Date drafted by them.

Paris 12422678.19

SCHEDULE 3.

FORM OF UTILISATION REQUEST

Utilisation Request

From:   [Borrower]

To:       [Agent]

Dated: [●]

Dear Sirs,

Constellium – 100,000,000 EUR Facility Agreement dated [●] April 2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Tranche A Loan [and a Tranche B Loan] on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Currency of Loans:	Euro

Amount of Tranche A Loan:	[●]

[Amount of Tranche B Loan:	[●]]

Interest Period:	[●]

3.	The Available Tranche A Amount [and the Available Tranche B Amount] for the proposed Utilisation Date is determined as follows:

-	applicable Inventory Value (With Dispossession): sum of [•],[•] and [•];

-	applicable Inventory Value (Without Dispossession): sum of [•],[•] and [•];

-	applicable Recalculated Net Orderly Liquidation Percentage: [•];

-	Financeable Inventory Value (With Dispossession): [90%]/[70%] of sum of [•],[•] and [•];

-	Financeable Inventory Value (Without Dispossession): 70% of sum of [•],[•] and [•];

-

Borrowing Base Value: [sum of Financeable Inventory Value (With Dispossession) and Financeable Inventory Value (Without Dispossession)]/[4* Financeable Inventory Value (With Dispossession)]/[Financeable Inventory Value (With Dispossession)]

-	Available Facility: [Borrowing Base Value OR sum of Available Commitments]

-	Available Tranche A Amount: [Available Facility OR Financeable Inventory Value (With Dispossession)]

Paris 12422678.19

- Available Tranche B Amount:[Difference between Available Facility and Financeable Inventory Value (With Dispossession)]

4.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

5.

[This Tranche A Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]/[The proceeds of this Tranche A Loan should be credited to [account].] [[This Tranche B Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]/[The proceeds of this Tranche B Loan should be credited to [account].]]

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of Borrower]

Paris 12422678.19

SCHEDULE 4. FORM OF TRANSFER AGREEMENT

This Transfer Agreement is made on [•]

BETWEEN:

1.	[•] (the “Existing Lender”)

AND:

2.	[•] (the “New Lender”)

WHEREAS:

(A)

The Existing Lender has entered into a revolving loan facility in an aggregate amount equal to 100,000,000 euros under a facility agreement dated [•] April 2017, between Constellium Holdco II B.V. as Parent Company, Constellium Neuf Brisach and Constellium Issoire as Borrowers, the financial institutions listed in part I of schedule 1 thereto as Original Lenders and Factofrance acting as Arranger and as Agent of the Lenders (the “Facility Agreement”).

(B)

The Existing Lender wishes to transfer and the New Lender wishes to acquire [all]/[the part specified in Schedule 1 to this Transfer Agreement] of the Existing Lender’s Commitment, rights [and obligations] referred to in Schedule 1 to this Transfer Agreement.

(C)	Terms defined in the Facility Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED AS FOLLOWS:

1.

[The Existing Lender and the New Lender agree to the transfer (cession) of]/[The Existing Lender confirms that, by a separate agreement, it will transfer (céder) on the Transfer Date to the New Lender][1] [all]/[the part specified in Schedule 1 to this Transfer Agreement] of the Existing Lender’s Commitment, rights [and obligations] referred to in Schedule 1 to this Transfer Agreement together with the Existing Lender’s rights and benefits under all Security and guarantees granted by the Obligors, in accordance with Clause 21.5 (Procedure for transfer) of the Facility Agreement.[2]

2.	The proposed Transfer Date is [•][3].

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 27.2 (Addresses) are set out in Schedule 1 to this Transfer Agreement.

1         Use this option if the transfer is made by way of a separate agreement (e.g. pursuant to Articles L. 214-169 or L. 313-23 et seq. of the French Code monétaire et financier).

2         In the case of a transfer of rights and/or obligations by the Existing Lender under this Transfer Agreement, the New Lender should, if it considers it necessary to make the transfer effective as against the Obligors, arrange for such transfer to be notified to the Obligors or acknowledged by the Obligors.

3         Please note that in case of a transfer made, for example, by way of bordereau FCT, bordereau Dailly or contrat de fiducie, it is assumed that the Transfer Date will be the date affixed on such bordereau FCT or bordereau Dailly or agreed in such contrat de fiducie.

Paris 12422678.19

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 21.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

5.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	a Qualifying Lender other than a Treaty Lender;

(b)	a Treaty Lender;

(c)	not a Qualifying Lender,[4]

and that it is [not][5] incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

6.

The New Lender confirms to the other Finance Parties represented by the Agent that it has become entitled to the same rights and that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender.

7.	This Transfer Agreement is governed by French law. The Tribunal de Commerce de Paris shall have jurisdiction in relation to any dispute concerning it.

8.	This Transfer Agreement has been entered into on the date stated at the beginning of this Transfer Agreement.

4         Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within.

5         Delete as applicable. Each New Lender is required to confirm whether it falls within one of these categories or not.

Paris 12422678.19

Schedule 1

Commitment/rights [and obligations] to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Agreement is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

Paris 12422678.19

SCHEDULE 5. FORM OF TEG LETTER

[On the letterhead of the Agent]

From: Factofrance as Agent

To: [Borrower]

Date: [•]

Dear Sirs,

Constellium – 100,000,000 EUR Facility Agreement dated [●] (the “Agreement”)

We refer to the Agreement. This is the letter setting out the applicable effective global rate (taux effectif global) referred to in the Agreement.

Terms defined in the Agreement have the same meaning in this letter unless given a different meaning in this letter.

The effective global rate (taux effectif global) calculated on or about the date of this Agreement on the basis of a 365-day year is for an Interest Period of one month and at EURIBOR rate of [•] per cent. per annum, [•] per cent. (which corresponds to a taux de période of [•] per cent. for a durée de période of one month).

The above rates:

(a)

are given in order to comply with the provisions of Articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Code de la consommation and Article L.313-4 of the French Code Monétaire et Financier and for information only;

(b)	are calculated on the basis that:

(i)	drawdown for the full amount of the Facility has been made in Euro on [•];

(ii)	the EURIBOR rate, expressed as an annual rate, is as fixed on [•];

(iii)	the Margin is [•]% per annum; and

(c)

take into account the various fees, costs and expenses payable by you under this Agreement, on the assumption that these fees, costs and expenses will be maintained at their original level throughout the term of this Agreement.

This letter is designated a Finance Document.

Please confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

Yours faithfully,

FACTOFRANCE

as Agent

Paris 12422678.19

We agree to the above

[•]

as Borrower

Paris 12422678.19

SCHEDULE 6. FORM OF CONFIDENTIALITY UNDERTAKING

Paris 12422678.19

NON-DISCLOSURE AGREEMENT

This agreement (the “Agreement”), made on 🌑 2017 (the “Effective Date”) by and between [🌑] (hereinafter referred to as “Constellium” or “Discloser”), on the one hand,

and

[•] a company 🌑 organized and existing under the laws of [🌑], having its registered office at 🌑, registered in the Trade and Companies Registry of 🌑 under number 🌑

(hereinafter referred to as “Recipient”), on the other hand,

sets forth the terms and conditions of the confidential disclosure of certain information between Constellium and Recipient (hereinafter referred to each as a “Party” and together as the “Parties”).

Preamble

Constellium is a supplier of the Recipient for automotive aluminium products who is considering to expand its activity located at Biesheim (France) ( hereafter the Project)

Therefore Constellium would like to discuss and provide the recipient with Confidential Inf(hereafter the “Permitted Purpose”).

The Parties agree as follows:

1. “Affiliate” means, with respect to Constellium, any company directly or indirectly controlled by its parent company “Constellium N.V”, (it being understood that, for the purposes hereof, the term “control” means). a corporation that is related to either party by 50% or more equity ownership, whether as parent, subsidiary, common percentage or some other direct or indirect ownership.)

2. “Confidential Information” means the information described at the end of this Agreement, which is disclosed to the Recipient by Constellium in any manner, whether orally, visually or in tangible form (including, without limitation, documents, specifications, analyses devices and computer readable media) and all copies thereof.

3. Except as expressly permitted herein, for a period of ten (10) years from the Effective Date (the “Non-Disclosure Period”), Recipient shall maintain in strict confidence and not disclose or use any Confidential Information.

4. Recipient shall have the right to use Confidential Information disclosed by Discloser solely for the Permitted Purpose.

5. Recipient shall disclose Confidential Information solely to the employees of the Recipient who have a need to know such information for the Permitted Purpose. Recipient shall take all such action as shall be necessary or desirable in order to ensure that each of such person(s) maintain the confidentiality of any Confidential Information that is so disclosed.

6. Confidential Information shall not include any information that Recipient can demonstrate:

1

(a) was in Recipient’s possession without confidentiality restriction prior to disclosure by Constellium hereunder;

(b) was generally known in the trade or business in which it is practiced by Constellium at the time of disclosure to Recipient hereunder, or becomes so generally known after such disclosure, through no act or omission of Recipient;

(c) has come into the possession of Recipient without confidentiality restriction from a third party and such third party as well as any other third party from whom such information was originally obtained, is or was under no obligation to Constellium or any of its Affiliates to maintain the confidentiality of such information; or

(d) was developed by Recipient independently of and without reference to any Confidential Information.

If a particular portion or aspect of the Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

7. Recipient agrees not to reproduce or copy by any means Confidential Information. Upon termination of this Agreement, Recipient’s right to use Confidential Information, as granted in paragraph 4 above, shall immediately terminate. Upon such expiration or earlier termination, or upon demand by Discloser at any time, Recipient shall return promptly to Constellium or destroy, at Constellium’s option, all materials and electronic data/documents that disclose or embody Confidential Information.

8. Recipient shall not remove any proprietary rights legend from, and shall, upon Constellium’ reasonable request, add any proprietary rights legend to, materials disclosing or embodying Confidential Information.

9. Recipient undertakes to indemnify and hold harmless Constellium from and against any losses incurred by Constellium and/or any of Constellium’s Affiliates in connection with or arising from any breach by Recipient of, or failure by Recipient to comply with, any of its undertakings or obligations under this Agreement. Without prejudice to any other rights or remedies which Constellium may have, Recipient acknowledges and agrees that damages may not be an adequate remedy for any breach by Recipient of the provisions of this Agreement and, without prejudice to its right to claim for damages, Constellium shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach.

10. In the event that Recipient is ordered to disclose Constellium’ Confidential Information pursuant to a judicial or governmental request, requirement or order, Recipient shall promptly notify Constellium and take reasonable steps to assist Constellium in contesting such request, requirement or order or otherwise in protecting Constellium’ rights prior to disclosure.

11. Recipient acknowledges that Confidential Information may still be under development, or may be incomplete, and that such information may relate to projects that are under development or are planned for development. CONSTELLIUM MAKES NO WARRANTIES REGARDING THE ACCURACY OF THE CONFIDENTIAL INFORMATION. Constellium accepts no responsibility for any expenses, losses or action incurred or undertaken by Recipient as a result of Recipient’s receipt or use of Confidential Information.

2

12. The Recipient acknowledges that the Discloser is a company listed on the New York Stock Exchange (NYSE) and Euronext (ticker:CSTM), and that, as a consequence, the Recipient is aware of and will advise those of its employees who are authorized to get access to the Confidential Information in accordance with paragraph 5 that the applicable laws and regulations prohibit any person who has material, non-public information about a listed company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

13. Neither Party has any obligation under or by virtue of this Agreement to purchase from or furnish to the other party any products or services, or to enter into any other agreement, including but not limited to, a development, purchasing or technology licensing agreement.

14. Other than as expressly specified herein, Constellium grants no license to Recipient under any copyrights, patents, trademarks, trade secrets or other proprietary rights to use or reproduce Confidential Information.

15. This Agreement expresses the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments and understandings pertaining to the subject matter hereof. Any modifications of or changes to this Agreement shall be in writing and signed by both Parties.

16. Unless earlier terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect for the duration of the Non-Disclosure Period, whereupon it shall expire. Either party may terminate this Agreement at any time, without cause, effective immediately upon written notice of termination. In the event this Agreement is terminated, its provisions shall survive, for the Non-Disclosure Period, with respect to Confidential Information disclosed prior to the effective date of termination. Any causes of action accrued on or before such expiration or termination shall survive until the expiration of the applicable statute of limitations.

17. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

18. The Recipient shall not, without Constellium prior written consent, transfer or assign this Agreement either in whole or in part.

19. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors and permitted assigns.

20. This Agreement will be construed and interpreted in accordance with Dutch law regardless of the laws that might be applicable under principle of conflict of law rules; it being understood that the terms of the Agreement shall prevail on the above applicable law.

    Any and all disputes with respect to the interpretation or other disputes between the Parties arising under or in connection with the Agreement, which disputes cannot be resolved by discussion between the Parties, shall be finally settled by the Commercial Court of Amsterdam without prejudice to the right of Constellium to bring any action or seek for any available remedy or relief before a competent court having jurisdiction over the registered office of Recipient.

3

Confidential Information

Constellium identifies the following as its Confidential Information disclosed and/or to be disclosed hereunder solely for the Permitted Purpose: all financial information related to and any data related to Energy supply (price, volumes, type of contracts…) provided by Constellium and/or any of its Affiliates to Recipient, or otherwise obtained by the Recipient, relating to Constellium and/or any of its Affiliates including but not limited to any information related business, operations, strategy, know-how, trade secrets, intellectual property rights, operational, commercial, financial and legal aspects, products as well as the existence and/or the content of the Permitted Purpose and, more generally, any and all information made available to Recipient, in any way whatsoever, in relation to the Permitted Purpose. The Confidential Information is highly sensitive for the reasons set forth in paragraph 12 and any disclosure of such Confidential Information by Recipient in breach of its undertakings hereunder is likely to cause a serious harm to Constellium and/or its Affiliates. For the avoidance of doubt, all information disclosed by Constellium and/or any of its Affiliates to the Recipient for the Permitted Purpose prior to the execution of this Agreement shall be considered as the Confidential Information for the purposes hereof.

IN WITNESS HEREOF, the Parties have caused the Agreement to be executed in duplicate by their respective duly authorized officers, and each of the Parties shall retain one original.

	[🌑]		[🌑]

By:		By:

Title:		Title:

4

SCHEDULE 7. FORM OF GUARANTEE DEMAND

From: Factofrance as Agent

To: Constellium Holdco II B.V. as guarantor

[Insert address and contact details set out in clause 27.2 of the Agreement or any contact details notified by Constellium Holdco II B.V. in accordance with clause 27.2 of the Agreement]

Date: [•]

URGENT / ATTENTION REQUIRED

Dear Sirs,

Constellium – 100,000,000 EUR Facility Agreement dated [•] April 2017 (the “Agreement”)

We refer to the Agreement. This a Demand under the Agreement.

Terms defined in the Agreement have the same meaning in this letter unless given a different meaning in this letter.

On [•]6, we sent a notification (mise en demeure) to [Borrower] requesting payment by it of an amount of [•] which was due and payable by it on [•] in accordance with clause [20.1.1] of the Agreement and which remains unpaid as of today.

In accordance with clause 17 (Guarantee) of the Agreement, we therefore hereby request you as guarantor, within seven (7) Business Days of receipt by you of this demand, to pay to us as Agent acting on behalf of the Finance Parties an amount of [•] to the following bank account: [•]7.

Yours faithfully,

FACTOFRANCE

as Agent

6 This date must be at least 3 Business Days before the date of the demand

7 The relevant bank account must be in France or in The Netherlands

Paris 12422678.19

SCHEDULE 8. DUTCH LEGAL RESERVATIONS

Pursuant to Rome I, the relevant court in The Netherlands (i) may give effect to mandatory provisions (i.e. provisions the respect for which is regarded as crucial for a country for safeguarding its public interests, such as its political, social or economic organisation, to such an extent that they are applicable to any situation falling within their scope, irrespective of the law otherwise applicable to the Finance Documents (article 9 section 1 Rome I)) of the law of the country where the obligations arising out of the Finance Documents have to be or have been performed, insofar as those overriding mandatory provisions render the performance of the contract unlawful (article 9 section 3 Rome I), (ii) may apply the overriding mandatory provisions of the laws of The Netherlands; (iii) may refuse to apply the choice of law in the Finance Documents if such application is manifestly incompatible with the public policy of The Netherlands (article 21 Rome I) and (iv) shall have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance (article 12 section 2 Rome I). The foregoing paragraph also applies with respect to the choice of Netherlands law for a power of attorney in the Finance Documents expressed to be governed by any law other than the law of The Netherlands.

The enforcement of the Finance Documents and of any foreign judgments in The Netherlands will be subject to the rules of civil procedure as applied by the courts in The Netherlands.

Notwithstanding a contractual provision to the contrary, a competent court in The Netherlands may assume jurisdiction (i) pursuant to article 1074 section 2 or article 254 Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering) in urgent matters, when, in view of the interests of the parties, provisional measures are required, (ii) in the context of a pre-judgment attachment (conservatoir beslag) against the Parent Company or any of its assets, and (iii) if the defendant enters appearance and does not contest the jurisdiction prior to defences relating to the merits and, if Section 1 (eerste afdeling) Title 1 Book 1 Dutch Code of Civil Procedure applies, there is a reasonable ground for jurisdiction of such Dutch court.

A Dutch court may decline jurisdiction if concurrent proceedings are being brought elsewhere.

Paris 12422678.19

SCHEDULE 9. INDEPENDENT APPRAISER ENGAGEMENT LETTER

Paris 12422678.19

West One Wellington Street Leeds LS1 1BA	Dir: 08453 130 180 Fax: 08453 130 189 www.hilcovaluationservices.com

Via Electronic Mail: Christine.vadon@ge.com

23 January 2017

Ms Christine Vadon

Factofrance

18 Rue Hoche

92800 Puteaux

France

RE:    Inventory Valuation for Asset Based Lending Purposes

RE:    Constellium (French Sites)

Dear Christine:

Hilco Valuation Services Europe (“HVS Europe”) is pleased to submit its proposal to Factofrance (“Factofrance” or the “Lender”) concerning the Inventory Appraisal Factofrance has asked Hilco to undertake with respect to Constellium (French Sites) (“Constellium” or the “Company”) for the purpose of ABL lending.

The proposal is organised in the following four sections:

♦     Form of Opinion and Objective

♦    Approach and Scope

♦     Timing

♦     Fees and Costs

Form of Opinion and Objective

Hilco will appraise the inventory of Constellium, to include the inventory located at Neuf-Brisach and Issoire. Hilco will provide to Factofrance a projection of gross and net orderly liquidation values (“GOLV”) and (“NOLV”) based upon an Orderly Liquidation Sale (“Sale”) of the company’s inventory.

Orderly Liquidation Value is herein defined as: An estimated amount expressed in terms of currency in Pounds Sterling (£GBP) which the subject equipment inspected could typically realise at a privately negotiated sale, properly advertised and professionally managed, by a seller obligated to sell over an extended period of time, usually within six to twelve months, as of the effective date of this appraisal report. Further, the ability of the asset group to draw sufficient prospective buyers to insure competitive offers is considered. All assets are to be sold on a piecemeal basis “as is” with purchasers responsible for removal of the assets at their own risk and expense. Any change in location, condition, deletions or additions to the total assets appraised could change the psychological and/or monetary appeal necessary to gain the values indicated.

Net Orderly Liquidation Value is herein defined as: Orderly Liquidation Value as defined above net of the costs of liquidation. These costs may include the direct liquidation costs including sales commissions, marketing, advertising, sale site preparation, removal supervision, accounting, travel, labor expenses, etc. and the cost of occupancy including real estate taxes or rent, mortgage costs, utilities, insurance, security services, building maintenance personnel, etc.

2

Approach and Scope

Hilco plans to address the objectives through analysis of inventory reports; walkthrough of existing inventory, management reports and systems; and an on-site visit to Neuf-Brisach and Issoire and an inspection of distribution facilities.

As appropriate and during visits and analysis of the financial and operating data, Hilco will conduct management discussions with key Company executives.

The inventory valuation will be based upon certain criteria, including but not limited to:

•	Analysis and review of Company’s inventory performance reports with emphasis on analysing and understanding performance trends and inventory shifts (if any);
•	Study and evaluation of competitive pressures that may affect recovery valuation;
•	Review of gross margin erosion (if any) by sub-category and sales to inventory mix;
•	Evaluation of company operating expense potentially variable to net recovery assumptions;
•	Evaluation of the integrity of the Company’s inventory reporting systems by performing a walk-through of inventory systems; and
•	Management interviews and discussion concerning above items.

The inventory appraisal will incorporate both conversion and non-conversion scenarios.

All financial information in the appraisal report will be presented in Euros (€), in conformity with the Company’s financial reporting.

Timing

The following table illustrates Hilco’s proposed schedule:

Acceptance of Proposal Information Request to Company Information Due from Company by Project Commence Date Final Written Report Delivered*	ASAP Already sent ASAP 25 January 2017 ASAP

*The above dates are contingent upon the timely execution of this engagement letter and the timely receipt of all the information detailed in Hilco’s Information Request List.

Fees and Costs

Hilco’s fee for the Inventory Evaluation and Appraisal described above will be an initial fee of €40,000 plus expenses and VAT, with an additional €50,000 plus VAT payable on successful completion of the deal, i.e. on Factofrance obtaining the mandate to provide an inventory facility to Constellium. A follow up desktop appraisal on same basis to be completed during 2017 at a cost of €25,000 plus VAT. Payment in full for the completed appraisal is due upon receipt of invoice. Our Bank details for direct payment are listed here for your convenience:

Bank: Sort code: Account Name: Account Number:	Bank of Scotland 12-09-19 Hilco Appraisal Ltd. 06004656

4

Generally

The appraisal will conform to the guidelines established by the Uniform Standards of Professional Appraisal Practice. The appraisal will be subject to Hilco’s standard limitations and statement of conditions. The contents of the appraisal are to be considered confidential and for the use of Factofrance. The contents of the appraisal will not be transmitted to any third party without the express written consent of Factofrance.

The appraisal report shall be deemed owned by Factofrance, who may at its option, provide such appraisal to other persons interested in providing financing for any or all of the assets (“other lenders”). The other lenders shall be entitled to rely on the appraisal reports to the same extent as Factofrance.

The appraisal is intended only for use in asset based financing, in conjunction with business planning purposes. The appraisal is invalid if used for any other purpose. We will provide independent valuation services only. Our work product is not intended to provide legal, accounting, or taxation advice. Our analyses and conclusions do not represent an opinion as to the solvency of the underlying company, the fairness of the potential transaction, or the merits of the potential transaction.

Hilco’s maximum liability to Factofrance, in the aggregate, arising for any reason out of or relating to this engagement, whether a claim in tort, contract, or otherwise, shall be limited to the fee invoiced by Hilco in relation to this project, except to the extent such liability is finally determined to have been caused by gross negligence or intentional misconduct of Hilco or its personnel. Neither Hilco nor its members, affiliates, officers, directors, employees and agents shall be liable to Factofrance for any incidental, consequential, indirect, special, or punitive damages relating to this engagement.

EACH OF HILCO AND FACTOFRANCE HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

The final report with two (2) bound copies and a PDF electronic version will be completed and delivered to Factofrance. If the terms and conditions of this proposal are acceptable, kindly indicate your acceptance at the bottom of this page and return it via electronic email to John Boxall: jboxall@hilcoglobal.eu.

5

I look forward to working with you towards the successful completion of this project. Please do not hesitate to contact me should you have any question or requirements.

Sincerely,

John Boxall Director
Accepted and Agreed: Factofrance

By:	/s/ Christine Vadon	Date: 24 January 2017

Christine Vadon

SCHEDULE 10.     FORM OF SECURITY DOCUMENTS

95

Paris 12422678.19

Le [•] 2017

CONSTELLIUM [ISSOIRE / NEUF BRISACH]

le Constituant

FACTOFRANCE

l’Agent

et

les BENEFICIAIRES INITIAUX

CONTRAT DE GAGE SANS DEPOSSESSION

Dentons Europe, AARPI

Avocats à la cour

5 boulevard Malesherbes, 75008 Paris, France

Paris 12496135.9

SOMMAIRE

Paris 12496135.9

CONTRAT DE GAGE DE BIENS MEUBLES SANS DEPOSSESSION

ENTRE :

1.

CONSTELLIUM [ISSOIRE / NEUF BRISACH], une société par actions simplifiée de droit français, dont le siège social est situé [rue Yves Lamourdedieu ZI les Listes, 63500 Issoire, France/ ZIP Rhénane Nord, RD 52, 68600 Biesheim, France ], immatriculée au Registre du commerce et des sociétés de [Clermont-Ferrand/ Colmar] sous le numéro [672 014 081/807 641 360] en qualité de constituant (le “Constituant”),

DE PREMIERE PART,

2.

FACTOFRANCE, une société par actions simplifiée de droit français, dont le siège social est situé 18 rue Hoche, Tour Facto, 92988 Paris La Défense Cedex, France, immatriculée au Registre du Commerce et des Sociétés de Nanterre sous le numéro 063 802 466 en qualité d’agent agissant au nom et pour le compte des Bénéficiaires (l’”Agent”),

DE SECONDE PART,

ET :

3.	Les BENEFICIAIRES INITIAUX (tels que ce terme est défini ci-après), représentés par l’Agent,

DE TROISIEME PART.

ÉTANT PRÉALABLEMENT EXPOSÉ QUE :

(A)

Les Prêteurs Initiaux (tel que ce terme est défini ci-après) ont convenu d’accorder au Constituant une facilité de crédit revolving en euro au titre d’un contrat de crédit de langue anglaise soumis au droit français intitulé Facility Agreement et conclu le [•] 2017 entre notamment (i) les Prêteurs Initiaux (tel que ce terme est défini ci-après) en qualité de prêteurs (Lenders), (ii) l’Agent en qualité d’agent (Agent) et (iii) le Constituant en qualité d’emprunteur (Borrower) (le “Contrat de Crédit”) aux fins de financer les besoins généraux et/ou le fonds de roulement du Constituant.

(B)

En garantie de l’exécution des Obligations Garanties (tel que ce terme est défini ci-après), le Constituant s’est engagé à consentir en faveur des Bénéficiaires un gage de biens meubles corporels portant sur les Stocks (tel que ce terme est défini ci-après).

(C)	L’Agent intervient au présent Contrat en qualité de mandataire des Bénéficiaires, conformément à l’article [22.17] (Security) du Contrat de Crédit.

IL A ÉTÉ CONVENU CE QUI SUIT :

1.	Définitions et Interprétations

1.1	Définitions

Sauf s’il en est disposé autrement, les termes et expressions ci-dessous auront dans le Contrat (tel que ce terme est défini ci-dessous) la signification suivante:

Paris 12496135.9

Page 2 sur 14

“Arrangeur” a le sens qui est attribué en langue anglaise au terme Arranger dans le Contrat de Crédit.

“Bénéficiaires” désigne les Bénéficiaires Initiaux et tous leurs successeurs, ayant-droits ou cessionnaires.

“Bénéficiaires Initiaux” désigne l’Agent, l’Arrangeur et les Prêteurs Initiaux.

“Cas de Défaut” a le sens qui est attribué en langue anglaise au terme Event of Default dans le Contrat de Crédit.

“Cas de Réalisation” désigne l’un des évènements suivants (i) la survenance d’un Cas de Défaut qui, conformément à l’article [20.2] du Contrat de Crédit entraîne la déclaration par l’Agent de l’exigibilité anticipée de toutes les sommes dues par le Constituant au titre du Contrat du Crédit et/ou de l’annulation de l’Engagement Global ou (ii) la survenance, à la Date de Maturité Finale, d’un défaut de paiement au titre d’une Obligation Garantie qui perdure.

“Contrat” désigne le présent contrat de gage de biens meubles sans dépossession et ses Annexes, tel qu’il pourra être complété ou modifié à tout moment.

“Date de Maturité Finale” a le sens qui est attribué en langue anglaise au terme Termination Date dans le Contrat de Crédit.

“Documents de Financement” a le sens qui est attribué en langue anglaise au terme Finance Documents dans le Contrat de Crédit.

“Emprunteurs” a le sens qui est attribué en langue anglaise au terme Borrowers dans le Contrat de Crédit.

“Engagement de Confidentialité” a le sens qui est attribué en langue anglaise au terme Confidentiality Undertaking dans le Contrat de Crédit.

“Engagement Global” a le sens qui est attribué en langue anglaise au terme Total Commitments dans le Contrat de Crédit.

“Etat des Stocks Gagés” désigne un état des stocks gagés adressé à l’Agent dans la forme prévue à l’Annexe 1 (Modèle d’Etat des Stocks Gagés), émis aux dates prévues à l’Article Error! Reference source not found. par le Tiers Contrôleur, contresigné par le Constituant, contenant la description, la quantité, le montant et la valeur déclarée des Stocks Gagés qui sont des Stocks Eligibles.

“Gage” désigne le gage créé sur les Stocks Gagés en faveur des Bénéficiaires conformément aux articles 2333 et suivants du Code civil et aux articles L 521-1 et suivants du Code de commerce, tel que prévu à l’Article 2 (Gage).

“Gage avec Dépossession” désigne le gage avec dépossession créé sur certains stocks du Constituant (autres que les Stocks Gagés) au bénéfice des Bénéficiaires conformément à un contrat de gage avec dépossession en langue anglaise (inventory pledge agreement with dispossession) conclu en date de ce jour entre les Parties.

“Groupe” a le sens qui est attribué en langue anglaise au terme Group dans le Contrat de Crédit.

Paris 12496135.9

Page 3 sur 14

“Jour Ouvré” a le sens qui est attribué en langue anglaise au terme Business Day dans le Contrat de Crédit.

“Magasins” désigne les magasins du Constituant situés [Issoire : rue Lamourdedieu, 63500 Issoire, France / Neuf Brisach : ZIP Rhénane Nord – RD 52, 68600 Biesheim, France] .

“Majorité Qualifiée des Prêteurs” a le sens qui est attribué en langue anglaise au terme Super Majority Lenders dans le Contrat de Crédit.

“Obligations Garanties” désigne toute obligation de paiement, qu’elle soit présente ou future, certaine ou éventuelle, en principal, intérêts ou accessoires, due par le Constituant en qualité d’emprunteur au titre du Contrat de Crédit envers les Bénéficiaires au titre du, ou en relation avec, les Documents de Financement, y compris tout avenant aux Documents de Financement, quelle que soit son importance, notamment tout avenant stipulant une augmentation du montant d’une facilité ou une facilité supplémentaire.

“Parties” désigne les parties au Contrat.

“Période de Garantie” désigne la période débutant à la date du présent Contrat et finissant à la date à laquelle l’Agent confirme par un écrit au Constituant que toutes les Obligations Garanties ont été intégralement et irrévocablement payées et éteintes et les Bénéficiaires n’ont plus d’engagements (commitment) envers les Emprunteurs au titre du Contrat de Crédit.

“Prêteurs Initiaux” désigne les prêteurs au titre du Contrat de Crédit à la date des présentes, dont la liste figure en Annexe 2 (Liste des Prêteurs Initiaux).

“Stocks” désigne, à tout moment, [Issoire : l’ensemble des stocks de matières premières, d’encours de production et de produits finis, composés d’aluminium de différents alliages et d’autres métaux additifs sous toutes leurs formes, appartenant au Constituant, qui ne font pas l’objet d’un gage au titre du Gage avec Dépossession (les stocks du Constituant faisant l’objet d’un gage au titre du Gage avec Dépossession étant les stocks du Constituant entreposés dans le magasin automatique MM101 situé chez Constellium Issoire, rue Lamourdedieu, 63500 Issoire, les entrepôts de Multilog situés à Issoire et Clermont-Ferrand et les entrepôts de Alt situés au Havre) / Neuf Brisach : l’ensemble des stocks d’aluminium de différents alliages sous forme de bobines, feuilles et plaques et de vernis et d’additifs, appartenant au Constituant, qui ne font pas l’objet d’un gage au titre du Gage avec Dépossession (les stocks du Constituant faisant l’objet d’un gage au titre du Gage avec Dépossession étant les stocks du Constituant entreposés dans les magasins M1, M2, M3, BLC, L 12 et L 15 situés chez Constellium Neuf-Brisach, ZIP Rhénane Nord – RD 52, 68600 Biesheim, France)].

“Stocks Eligibles” a le sens qui est attribué en langue anglaise au terme Eligible Inventory dans le Contrat de Crédit.

“Stocks Gagés” désigne la partie des Stocks gagée par le Constituant aux termes du présent Contrat dont une liste et une description à la date du [•] 2017 figurent à l’Annexe 3 (Liste des Stocks Gagés), et tous les Stocks similaires quelle que soit leur quantité, qualité ou valeur.

“Tiers Contrôleur” a le sens qui est attribué en langue anglaise au terme Escrow Agent dans le Contrat de Crédit.

Paris 12496135.9

Page 4 sur 14

“Tiers Evaluateur” a le sens qui est attribué en langue anglaise au terme Independent Appraiser dans le Contrat de Crédit.

“Valeur du Stock” désigne, à tout moment, la valeur des Stocks Gagés qui constituent des Stocks Eligibles.

“Valeur Minimum” désigne [Issoire : [43.600.000] euros / Neuf Brisach : [14.800.000] euros].

1.2	Interprétation

1.2.1

A moins qu’une autre définition n’en soit donnée dans les présentes, les termes en majuscules définis dans le Contrat de Crédit auront la même signification lorsqu’ils seront utilisés dans le présent Contrat.

1.2.2	Le présent Contrat sera interprété conformément aux principes d’interprétation prévus à l’article 1.2 du Contrat de Crédit.

1.2.3	Les titres du présent Contrat figurent pour information seulement et ne doivent pas être pris en considération pour l’interprétation du présent Contrat.

2.	Gage

2.1

En garantie du paiement et du remboursement intégral des Obligations Garanties, le Constituant affecte par les présentes en gage les Stocks Gagés au profit des Bénéficiaires conformément aux articles 2333 et suivants du Code civil et aux articles L. 521-1 et suivants du Code de commerce. Le Gage est constitué sans dépossession.

2.2	Les Parties conviennent que tout Stock acquis ou constitué par le Constituant à compter de la signature des présentes sera de plein droit et avec effet immédiat inclus dans l’assiette du Gage.

3.	Formalités

3.1	L’Agent, aux frais du Constituant, inscrira le Gage sur le registre spécial visé à l’article 2338 du Code civil auprés du greffe du Tribunal de commerce de [Clermont-Ferrand / Colmar].

3.2	Le Gage est consenti pour une durée de 5 (cinq) ans à compter de son inscription auprès du greffe. Il pourra être renouvelé par l’Agent, aux frais du Constituant, pendant la Période de Garantie.

3.3	Tous pouvoirs sont conférés à tout porteur d’un exemplaire original du Contrat afin d’effectuer les formalités d’inscription décrites aux Articles 3.1 et 3.2 ci-dessus.

3.4

L’inscription visée ci-dessus sera prise pour sûreté de toutes les obligations dues à tout moment par le Constituant aux Bénéficiaires au titre des Obligations Garanties, à savoir, à la date des présentes, un montant de (i) 100.000.000 Euros en principal et (ii) tous intérêts et tous intérêts de retard au titre du Contrat de Crédit, dus par le Constituant aux Bénéficiaires, ainsi que tous frais et accessoires, tel que ce montant pourra éventuellement être augmenté à la suite de tout avenant au Contrat de Crédit.

4.	Valeur Minimum du Gage

4.1

Sous réserve des stipulations de l’Article 4.2, la Valeur du Stock doit être au moins égale à la Valeur Minimum à tout moment pendant que le Constituant bénéfice d’un Prêt (Loan) en cours au titre du Contrat de Crédit.

Paris 12496135.9

Page 5 sur 14

4.2

Si, à tout moment pendant cette période, la Valeur du Stock devient inférieure à la Valeur Minimum, alors le Constituant s’engage à compléter les Stocks Gagés dans un délai de 5 Jours Ouvrés afin que la Valeur du Stock soit au moins égale à la Valeur Minimum à l’issue de cette période de 5 Jours Ouvrés. Pour éviter toute ambigüité, aucun Défaut (Default) au titre du Contrat de Crédit ne pourra intervenir au motif du non-respect de la condition de Valeur Minimum avant l’issue de la période de 5 Jours Ouvrés susmentionnée.

4.3

Les Parties conviennent que, tous les six mois, l’Agent et le Constituant discuteront de bonne foi, s’ils l’estiment nécessaire, afin de revoir la Valeur Minimum. Si l’Agent et le Constituant ne parviennent pas à se mettre d’accord dans un délai de trente jours sur une nouvelle Valeur Minimum, la nouvelle Valeur Minimum sera égale au produit de la valeur moyenne pondérée au cours des six derniers mois des Stocks Gagés telle qu’indiquée dans les comptes du Constituant par 70%. Cette nouvelle Valeur Minimum sera applicable à compter de la date à laquelle le Tiers Contrôleur reçoit une notification de l’Agent l’informant de cette nouvelle Valeur Minimum.

5.	Autorisation d’utilisation et de disposition

5.1

Sous réserve des stipulations de l’Article 4 (VALEUR MINIMUM DU GAGE) et de l’Article 5.2 ci-dessous, les Bénéficiaires autorisent par les présentes le Constituant à utiliser les Stocks Gagés et à en disposer dans le cours ordinaire de ses activités dans la mesure autorisée par les termes du Contrat et des autres Documents de Financement, le Gage passant de plein droit des Stocks Gagés aliénés à ceux qui leur sont substitués.

5.2

L’autorisation de disposer des Stocks Gagés visés à l’Article 5.1 ci-dessus prendra fin automatiquement à compter de la notification d’un Cas de Défaut au Constituant par l’Agent, auquel cas l’Agent pourra demander au Constituant de faire conserver et contrôler les Stocks Gagés par le Tiers Contrôleur ou par toute autre société de stockage approuvée par l’Agent, aux frais du Constituant.

5.3	Le Constituant s’engage à entreposer tous les Stocks Gagés dans les Magasins.

5.4	Le Gage étant un gage sans dépossession, les Bénéficiaires pourront se prévaloir des dispositions de l’article 2344, alinéa 2 du Code civil.

6.	Evaluation des Stocks Gagés

6.1	Le Tiers Contrôleur pourra réaliser à tout moment, et au moins une fois par mois, des audits des Stocks Gagés aux fins d’en évaluer la valeur.

6.2

Le Constituant s’engage à donner accès au Tiers Contrôleur aux Magasins aux fins de réaliser les audits visés à l’Article 6.1 et à fournir au Tiers Contrôleur tout document et information et toute assistance dont il pourrait avoir besoin que ce dernier pourra raisonnablement demander aux fins d’exercer sa mission d’évaluation.

6.3

Le Tiers Contrôleur préparera mensuellement un Etat des Stocks Gagés (ou, selon le cas et conformément à l’article 5.5.2 (b) du Contrat de Crédit, tous les 8 Jours Ouvrés), et le soumettra pour approbation au Constituant. Si le Constituant (agissant raisonnablement) n’est pas satisfait que l’Etat des Stocks Gagés a été convenablement préparé, il en informera immédiatement (et dans tous les cas un Jour Ouvré après réception de l’Etat des Stocks Gagés par le Constituant) le Tiers Contrôleur et le Tiers Contrôleur, l’Agent et le Constituant chercheront un accord sur les modifications à apporter à l’Etat des Stocks

Paris 12496135.9

Page 6 sur 14

Gagés. Si le Constituant et le Tiers Contrôleur ne parviennent pas à un accord sur les modifications à effectuer dans un délai d’un Jour Ouvré, alors les termes finaux de l’Etat des Stocks Gagés seront déterminés par le Tiers Contrôleur et le Constituant contresignera immédiatement l’Etat des Stocks Gagés afin que le Tiers Contrôleur soit en mesure de fournir à l’Agent, le dernier Jour Ouvré de chaque mois calendaire (ou, selon le cas et conformément à l’article 5.5.2 (b) du Contrat de Crédit, tous les 8 Jours Ouvrés) un Etat des Stocks Gagés contresigné par le Constituant.

6.4	L’assistance fournie par le Constituant dans le cadre de tout audit ou inspection ne devra interférer de manière déraisonnable avec le fonctionnement habituel de ses activités.

6.5

Le Tiers Contrôleur, les employés et agent nommés dans le cadre de tout audit ou inspection au titre de cet Article 6 devront être tenus par un Engagement de Confidentialité conclu avec le Constituant.

7.	Déclarations et garanties

7.1	Par les présentes, le Constituant déclare aux Bénéficiaires que :

7.1.1	il a tout pouvoir et pleine capacité et a obtenu toute autorisation nécessaire pour signer tout Etat des Stocks Gagés ;

7.1.2	il est le seul propriétaire des Stocks Gagés ; et

7.1.3	à la date de remise de tout Etat des Stocks Gagés, les informations relatives aux Stocks Gagés contenues dans cet Etat des Stocks Gagés et fournies par le Constituant sont exactes.

7.2

A moins qu’il ne soit expressément prévu qu’une déclaration soit faite à une date précise, chaque déclaration et garantie prévue à cet Article est faite par le Constituant en faveur des Bénéficiaires à la date de signature du présent Contrat et sera réputée être réitérée conformément aux stipulations de l’article [18.2] du Contrat de Crédit.

8.	Engagements

Le Constituant s’engage par les présentes au profit des Bénéficiaires, pendant toute la Période de Garantie, à :

8.1

veiller, à ses frais, à la conservation des Stocks Gagés et à s’assurer qu’à tout moment les Stocks Gagés soient assurés, maintenus, gérés et opérés avec soin dans le cours normal de ses activités et que toute réparation, tout remplacement nécessaire ou toute démarche qui s’avérerait raisonnablement nécessaire soient effectués afin d’en prévenir la dépréciation ;

8.2

ne pas vendre, transférer ou autrement disposer des Stocks Gagés ou de l’un quelconque de ses droits en rapport avec tout élément des Stocks Gagés à toute personne autre que les Bénéficiaires ou autrement que conformément à l’Article 5 (Autorisation d’utilisation et de disposition) ;

8.3

signer tout document et prendre toute mesure que l’Agent exige raisonnablement en vue de constituer et de rendre opposable le Gage et, sans préjudice de l’Article 5 (Autorisation d’utilisation et de disposition), s’abstenir d’accomplir tout acte susceptible, de l’avis raisonnable des Bénéficiaires, de porter préjudice à la capacité des Bénéficiaires de mettre en œuvre leurs droits et recours au titre du présent Contrat ;

Paris 12496135.9

Page 7 sur 14

8.4

fournir, à première demande écrite et raisonnable de l’Agent, toute information concernant les Stocks Gagés que l’Agent peut exiger à tout moment pendant la Période de Garantie nécessaire à la protection ou à la mise en œuvre des droits des Bénéficiaires ;

8.5	informer immédiatement l’Agent de toute saisie sur les Stocks Gagés ou autre mesure conservatoire sur les Stocks Gagés ; et

8.6

informer immédiatement l’Agent de toute dégradation, perte ou vol des Stocks Gagés ou de tout incendie, inondation ou tout autre événement touchant les Magasins pouvant affecter les conditions d’entreposage des Stocks Gagés.

9.	Réalisation

9.1

A la survenance d’un Cas de Réalisation et sans préjudicier tout autre recours, les Bénéficiaires seront fondés à (i) exercer tous droits et actions qu’ils détiennent en vertu du présent Contrat et dont dispose tout créancier gagiste au titre des dispositions du droit français en vue du remboursement des Obligations Garanties, et (ii) poursuivre la réalisation du Gage.

9.2

Pour éviter tout doute, les Bénéficiaires reconnaissent et conviennent que le Gage pourra uniquement être réalisé par l’Agent (agissant sur instruction de la Majorité Qualifiée des Prêteurs) conformément aux articles 9.3 et 9.4 ci-dessous.

9.3	L’Agent (agissant au nom et pour le compte des Bénéficiaires) pourra exercer les droits, actions et privilèges qui lui sont conférés par la loi y compris et à son choix :

9.3.1	vendre les Stocks Gagés (en tout ou partie) par voie de vente publique conformément à l’article L. 521-3 du Code de commerce ;

9.3.2	faire ordonner en justice que les Stocks Gagés demeureront en paiement aux Bénéficiaires en application de l’article 2347 du Code civil ; ou

9.3.3	devenir propriétaire des Stocks Gagés conformément à l’article 2348 du Code civil auquel cas la valeur des Stocks Gagés sera déterminée conformément à l’Article 9.4.

9.4	Si l’Agent (agissant au nom et pour le compte des Bénéficiaires) choisit de réaliser le Gage par appropriation en application de l’article 2348 du Code civil :

9.4.1	l’attribution des Stocks Gagés interviendra trois (3) jours calendaires après l’envoi par l’Agent d’une mise en demeure adressée au Constituant (la “Date d’Attribution”) ;

9.4.2	la valeur commerciale des Stocks Gagés à la Date d’Attribution sera déterminée par le Tiers Evaluateur (la “Valeur de Réalisation”) ;

9.4.3	l’évaluation faite par le Tiers Evaluateur sera définitive et liera les Parties ; et

9.4.4	si la Valeur de Réalisation à la Date d’Attribution est supérieure au montant des Obligations Garanties à cette date, l’excèdent sera reversé au Constituant.

9.5	L’Agent appliquera les montants reçus de la réalisation du Gage au paiement des Obligations Garanties conformément aux stipulations du Contrat de Crédit.

10.	Divers

Paris 12496135.9

Page 8 sur 14

10.1

Le non-exercice, ou le retard dans l’exercice, par un Bénéficiaire d’un droit ou d’un recours qui lui a été conféré par les présentes, ne constituera en aucun cas une renonciation à ce droit ou à ce recours. De même, l’exercice ponctuel ou partiel de l’un de ces droits ou recours ne saurait empêcher l’exercice ultérieur ou différent de ces droits ou recours. Les droits et recours conférés par les présentes sont cumulatifs et s’ajoutent à tous les autres droits ou recours prévus par la loi.

10.2

Dans l’éventualité où une ou plusieurs stipulations du présent Contrat seraient considérées comme illégales, non écrites ou inapplicables, le présent Contrat serait interprété comme s’il ne contenait pas lesdites stipulations et l’invalidité ou le caractère inapplicable desdites stipulations n’affectera pas la validité ou l’exécution des autres stipulations du présent Contrat, qui resteront par ailleurs valables et demeureront pleinement en vigueur.

10.3	Le Gage demeurera en vigueur jusqu’au remboursement intégral des Obligations Garanties nonobstant tous paiements intermédiaires ou extinction en tout ou partie.

10.4	Le Gage sera en complément de et ne sera en aucune manière affecté par toute autre sûreté bénéficiant à tout moment aux Bénéficiaires et relative aux Obligations Garanties ou à l’une d’entre elles.

11.	Successeurs et ayants-droit

11.1	Sous réserve de l’Article 11.3, tous les droits, privilèges pouvoirs et actions de chaque Bénéficiaire profiteront à ses successeurs et cessionnaires.

11.2	Le Constituant ne pourra céder, transférer, consentir à la novation ou autrement disposer de l’un quelconque de ses droits et/ou obligations en vertu du présent Contrat.

11.3

Chaque Bénéficiaire pourra céder, transférer, consentir à la novation ou autrement disposer de l’un quelconque de ses droits et/ou obligations en vertu du présent Contrat, ou de ses intérêts au titre desdits droits et/ou obligations, à un tiers, conformément aux stipulations du Contrat de Crédit.

11.4

Dans l’hypothèse d’un transfert par novation ou d’une cession de tout ou partie de ses droits et/ou obligations au titre des présentes par un Bénéficiaire, les Parties conviennent de réserver (et le Constituant y consent expressément) les droits, privilèges, pouvoirs et actions dont ledit Bénéficiaire bénéficie en vertu du présent Contrat en faveur de tout nouveau Bénéficiaire, conformément aux dispositions du Code civil.

12.	Engagement de mainlevée

A l’expiration de la Période de Garantie, l’Agent (agissant au nom et pour le compte des Bénéficiaires), à la requête et aux frais du Constituant, prendra tout acte et exécutera toute action nécessaire afin de donner mainlevée du Gage et libérer le Constituant de sa responsabilité au titre du présent Contrat.

13.	Notifications

Toute notification en vertu ou en relation avec le présent Contrat devra être adressée, conformément aux stipulations de l’article 27 (Notices) du Contrat de Crédit.

14.	Loi applicable et juridiction

14.1	Le présent Contrat est soumis et sera interprété et mis en œuvre conformément au droit français.

Paris 12496135.9

Page 9 sur 14

14.2	Tout litige ou toute autre procédure concernant le présent Contrat ou tout document ou acte y afférent sera soumis à la compétence exclusive du Tribunal de commerce de Paris.

Paris 12496135.9

Page 10 sur 14

ANNEXE 1

MODELE D’ETAT DES STOCKS GAGES

ETAT DES STOCKS GAGES

[Papier à en-tête de [•]]

A :	FACTOFRANCE
18 rue Hoche, Tour Facto, 92988 Paris La Défense Cedex, France en qualité d’Agent (tel que défini ci-dessous)

Nous faisons référence au contrat de gage de biens meubles corporels (le Contrat de Gage) en date du [•] conclu entre Constellium [Issoire / Neuf Brisach] en qualité de constituant (le Constituant) et FACTOFRANCE en qualité d’agent (l’Agent).

Conformément aux stipulations du Contrat de Gage, nous déclarons par le présent état des stocks gagés, en notre qualité de Tiers Contrôleur, que dans les Magasins situés au :

[•]

sont entreposés les Stocks Gagés qui sont des Stocks Eligibles suivants, dont le Constituant déclare par la présente être le propriétaire et qu’ils sont des Stocks Eligibles et qui sont gagés en faveur des Bénéficiaires:

Nature des marchandises telle que déclarée par le CONSTITUANT	QUANTITE	VALEUR telle que déclarée par le CONSTITUANT

		VALEUR UNITAIRE	VALEUR TOTALE

Paris 12496135.9

Page 11 sur 14

A moins qu’une autre définition n’en soit donnée dans la présente, les termes commençant par une majuscule définis dans le Contrat de Gage auront la même signification lorsqu’ils seront utilisés dans le présent état.

Le présent état est soumis et interprété conformément au droit français. Tout litige ou toute procédure en relation avec le présent état sera soumis à la compétence exclusive du Tribunal de commerce de Paris.

Fait à [●]

Le [●]

En trois (3) exemplaires originaux

[•]	Constellium [Issoire/Neuf
Brisach]

En qualité de Tiers Contrôleur	En qualité de Constituant

(Tampon et signature)	(Tampon et signature)

Paris 12496135.9

Page 12 sur 14

ANNEXE 2

LISTE DES PRETEURS INITIAUX

1.

BNP PARIBAS, une société anonyme de droit français, dont le siège social est situé 16 boulevard des Italiens, 75009 Paris, France, immatriculée au Registre du Commerce et des Sociétés de Paris sous le numéro 662 042 449 ;

2.

FACTOFRANCE, une société par actions simplifiée de droit français, dont le siège social est situé 18 rue Hoche, Tour Facto, 92988 Paris La Défense Cedex, France, immatriculée au Registre du Commerce et des Sociétés de Nanterre sous le numéro 063 802 466 ;

3.	CREDIT SUISSE INTERNATIONAL, dont le siège social est situé One Cabot Square, Londres E14 4QJ, Royaume-Uni ;

4.	DEUTSCHE BANK AG, SUCCURSALE DE LONDRES, dont le siège social est situé Winchester House, 1 Great Winchester Street, Londres EC2N 2, Royaume-Uni.

Paris 12496135.9

Page 13 sur 14

ANNEXE 3

LISTE DES STOCKS GAGES

[•]

Paris 12496135.9

Page 14 sur 14

SIGNATAIRES

Fait à Paris, le [•] 2017

en quatre (4) originaux.

CONSTELLIUM [ISSOIRE / NEUF BRISACH]
Le Constituant

Par :
Nom :

FACTOFRANCE

L’Agent

Par :
Nom :

Les BENEFICIAIRES INITIAUX représentés par Factofrance en qualité d’Agent

Par :
Nom :

Paris 12496135.9

[•] 2017

CONSTELLIUM [ISSOIRE / NEUF BRISACH]

as Pledgor

FACTOFRANCE

as Agent

and

the ORIGINAL BENEFICIARIES

INVENTORY PLEDGE AGREEMENT WITH DISPOSSESSION

Dentons Europe

Association d’Avocats à Responsabilité Professionnelle Individuelle

5 boulevard Malesherbes, 75008 Paris, France

Paris 12523781.14	1

Paris 12523781.14	2

INVENTORY PLEDGE WITH DISPOSSESSION AGREEMENT

BETWEEN :

1.

[CONSTELLIUM ISSOIRE, a société par actions simplifiée governed by French law whose registered office is at rue Yves Lamourdedieu ZI les Listes, 63500 Issoire, France, registered with the trade and companies registry of Clermont-Ferrand under number 672 014 081] / [CONSTELLIUM NEUF BRISACH, a société par actions simplifiée governed by French law whose registered office is at ZIP Rhénane Nord, RD 52, 68600 Biesheim, France, registered with the trade and companies registry of Colmar under number 807 641 360] (the “Pledgor”),

2.

FACTOFRANCE, a company incorporated under the laws of France as a société par actions simplifiée and licensed as a credit institution (établissement de crédit), whose registered office is located at Tour Facto, 18, rue Hoche, 92988 Paris-La Défense Cedex, France, registered with the Trade and Companies Registry of Nanterre under number 063 802 466, acting in the name and on behalf of the Beneficiaries (the “Agent”), and

3.	The ORIGINAL BENEFICIARIES (as defined below), represented by the Agent.

WHEREAS

(A)

The Original Lenders (as defined below) have agreed to grant to the Pledgor a Euro revolving loan facility pursuant to a French law facility agreement entered into on [•] 2017 between, amongst others, (i) the Original Lenders as lenders, (ii) the Agent as agent, and (iii) the Pledgor as borrower (the “Facility Agreement”) for the purpose of financing the working capital and/or general corporate purpose requirements of the Pledgor.

(B)	As security for the Secured Obligations (as defined below), the Pledgor agreed to grant to the Beneficiaries a pledge over moveable goods over the Inventory (as defined below).

(C)	In accordance with clause [22.17] (Security) of the Facility Agreement, the Agent acts as agent (mandataire) of the Beneficiaries for the purpose of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

Unless otherwise defined herein, terms and expressions below shall have in this Agreement (as such term is defined below) the following meaning:

“Agreement” means this inventory pledge with dispossession agreement and its Schedules, as it may be supplemented or amended from time to time.

“Arranger” has the meaning given to such term in the Facility Agreement.

“Beneficiaries” means the Original Beneficiaries and any of their successors, assigns or transferees.

“Business Day” has the meaning given to such term in the Facility Agreement.

Paris 12523781.14	3

“Confidentiality Undertaking” has the meaning given to such term in the Facility Agreement.

“Eligible Inventory” has the meaning given to such term in the Facility Agreement.

“Enforcement Event” means (i) the occurrence of an Event of Default (as defined in the Facility Agreement), which, in accordance with clause 20.2 of the Facility Agreement results in the Agent declaring all amounts due by the Pledgor under the Facility Agreement to be immediately due and payable and/or cancelling the Total Commitments or (ii) the occurrence on the Termination Date of a default of payment of a Secured Obligation which continues unremedied.

“Escrow Agent” has the meaning given to such term in the Facility Agreement.

“Escrow Agent Certificate” means an escrow agent certificate (certificat de tierce détention) substantially in the form set out in SCHEDULE 1 (Form of Escrow Agent Certificate), sent to the Agent on the dates specified in Clause 5 (CONTROL AND AUDITS OF THE PLEDGED INVENTORY) signed by the Escrow Agent and countersigned by the Pledgor, containing the description, quantity, amount and declared value of the Pledged Inventory that is Eligible Inventory and is held in the Warehouses and placed in possession and at the exclusive disposal of the Escrow Agent.

“Event of Default” has the meaning given to the term “Event of Default” in the Facility Agreement.

“Finance Documents” has the meaning given to the term “Finance Documents” in the Facility Agreement.

“Group” has the meaning given to such term in the Facility Agreement.

“Independent Appraiser” has the meaning given to such term in the Facility Agreement.

“Inventory” means, at any time, all the inventory of [Issoire: raw material and finished goods made of aluminum and other additional metals, under any form whatsoever, / Neuf Brisach: semi-finished and finished goods made of aluminum in different alloys in the form of coils or sheets and raw material of varnish and additives] belonging to the Pledgor.

“Inventory Value” means, at any time, the value of the Pledged Inventory which is Eligible Inventory as set out in any Escrow Agent Certificate.

“Legal Reservation” has the meaning given to such term in the Facility Agreement.

“Mandate Letters” means the mandate letter sent by the Agent on behalf of the Beneficiaries as principal to the Escrow Agent as agent and the acceptance letter of the mandate sent by the Escrow Agent to the Agent.

“Material Adverse Effect” has the meaning given to such term in the Facility Agreement.

“Minimum Value” means [Issoire: [four millions six hundred thousand] euros (€[4,600,000])/ Neuf Brisach: [sixteen millions six hundred thousand] euros (€[16,600,000])].

“Occupancy Agreement” means the loan for use (prêt à usage) agreement dated on or about the date hereof entered into pursuant to article 1875 of the French Code civil, between the Pledgor as lender of the Warehouses [other than the Third Party Holder Warehouses]

Paris 12523781.14	4

and the Escrow Agent as beneficiary, whereby the Pledgor consents to the Escrow Agent an exclusive right of occupancy over the Warehouses [other than the Third Party Holder Warehouses].

“Original Beneficiaries” means the Agent, the Arranger and the Original Lenders.

“Original Lenders” means the lenders under the Facility Agreement as at the date hereof, as listed in SCHEDULE 2 (List of Original Lenders).

“Parties” means the parties to this Agreement.

“Pledge” means the pledge over the Pledged Inventory granted pursuant to articles 2333 et seq. of the French Code civil and articles L. 521-1 et seq. of the French Code commercial, as provided for in Clause 2 (PLEDGE).

“Pledged Inventory” means the Inventory which is in any Warehouse on the date hereof and any Inventory that is or will be owned by the Pledgor and put into the possession of the Escrow Agent in any Warehouse after the date hereof.

“Pledge without Dispossession” means the pledge without dispossession granted to the Beneficiaries over certain inventory (other than the Pledged Inventory) of the Pledgor pursuant to a pledge without dispossession agreement (acte de gage de stocks sans dépossession) entered into on or about the date hereof between the Parties.

“Secured Obligations” means any payment obligations whether present or future, certain or conditional, in principal, interest or otherwise due by the Pledgor as borrower under the Facility Agreement to the Beneficiaries under or in connection with the Finance Documents, including all amendment to any Finance Document, however important it may be, including any amendment providing for an increase of the facility amount or an additional facility.

“Security Period” means the period beginning on the date of this Agreement and ending on the date on which the Agent confirms in writing to the Pledgor that all the Secured Obligations have been fully and irrevocably paid and discharged and the Beneficiaries have no further commitment towards the Borrowers under the Facility Agreement.

“Super Majority Lenders” has the meaning given to such term in the Facility Agreement.

[“Third Party Holder Warehouses” means (i) the warehouses of Multilog located in Issoire and Clermont-Ferrand, France and (ii) the warehouses of Alt located in Le Havre, France.]1

“Warehouses” means [Issoire: (i) the automatic warehouse MM101 located at Constellium Issoire, rue Lamourdedieu, 63500 Issoire, France and (ii) the Third Party Holder Warehouses] / [Neuf Brisach: the warehouses M1, M2, M3, BLC, L 12 and L 16 located at Constellium Neuf-Brisach, ZIP Rhénane Nord – RD 52, 68600 Biesheim, France].

1.2	Interpretation

1.2.1	Unless otherwise defined herein, capitalized terms defined in the Facility Agreement shall have the same meaning as set out in this Agreement.

[1]	Only for Issoire

Paris 12523781.14	5

1.2.2	This Agreement shall be interpreted in accordance with the principles of interpretation provided for in clause 1.2 of the Facility Agreement.

1.2.3	The titles of this Agreement are for information purposes only and are not to be considered in the interpretation of this Agreement.

2.	PLEDGE

2.1

As security for the payment and the repayment of all the Secured Obligations, the Pledgor hereby pledges the Pledged Inventory to the benefit of the Beneficiaries in accordance with articles 2333 and seq. of the French Code Civil and articles L. 521-1and seq. of the French Code de Commerce.

2.2

On the date hereof, the Pledged Inventory as of the date hereof shall be put in the possession and at the exclusive disposal of the Escrow Agent in the Warehouses, so that they may be held by the Escrow Agent acting as third party holder in the name and on behalf of the Beneficiaries, within the meaning of article 2337 of the French Code Civil and in accordance with the provisions of the Mandate Letters. The Pledged Inventory will be held by and at the exclusive disposal of the Escrow Agent until the expiration of the Security Period.

2.3

The Parties agree that the Escrow Agent will (i) install on the date hereof notification panels on the Warehouses to ensure the publicity of the Pledge and (ii) until the end of the Security Period, keep separate the Pledged Inventory from any other inventory using an appropriate locking system in order to ensure that the Pledgor only has no access to the Pledged Inventory subject to the provisions of the Mandate Letters and this Agreement and (iii) perform all acts necessary to ensure that the Pledged Inventory is no longer in the possession of the Pledgor but in its possession.

2.4

The Parties agree that any Inventory acquired or constituted by the Pledgor following the signature of this Agreement will be automatically included in the scope of the Pledge upon such Inventory being placed in the Warehouses and in possession and at the disposal of the Escrow Agent, without any such operation constituting in any manner a novation of the rights and security granted to the Beneficiaries hereunder.

3.	MINIMUM VALUE OF THE PLEDGE

3.1	At any time during the Security Period, the Inventory Value must be at least equal to the Minimum Value.

3.2

If, at any time, the Inventory Value becomes inferior to the Minimum Value, the Pledgor undertakes, at the first request of the Agent to complete the Pledged Inventory so that the Inventory Value is at least equal to the Minimum Value.

3.3

The Parties agree that, every six months, the Agent and the Pledgor will discuss in good faith in order to review the Minimum Value if they deem it necessary. If the Agent and the Pledgor are not able to reach an agreement as to the new Minimum Value within 30 days, the new Minimum Value will be equal to the product of the weighted average value of the latest six (6) months of the Pledged Inventory as set out in the accounting systems of the Pledgor by 75%. Any such new Minimum Value will be applicable as from the date on which the Escrow Agent receives notification from the Agent of such new Minimum Value.

4.	WITHDRAWAL AND SUBSTITUTION OF PLEDGED INVENTORY

Paris 12523781.14	6

4.1	The Pledgor shall not withdraw any Pledged Inventory from the Warehouses without the prior written consent of the Escrow Agent acting under the instructions of the Agent.

4.2

Notwithstanding Clause 4.1 and any provision to the contrary, the Beneficiaries undertake to authorise the Escrow Agent, upon request from the Pledgor,[2] to withdraw Pledged Inventory from the Warehouses under the following conditions:

4.2.1	the Inventory Value is at least equal to the Minimum Value; and

4.2.2	no Event of Default has occurred, is continuing unremedied and has been notified by the Agent to the Pledgor and the Escrow Agent.

4.3	Notwithstanding Clause 4.1, the Pledgor may at any time during the Security Period replace the Pledged Inventory as long as the Inventory Value is at least equal to the Minimum Value.

4.4	In the case of substitution pursuant to Clause 4.3, the new Inventory shall be placed in the Warehouses and in the possession and at the disposal of the Escrow Agent.

4.5

If any Pledged Inventory is withdrawn or substituted pursuant to this Clause, the Beneficiaries shall be deemed to have agreed to the release of the Pledge for the part of the Pledged Inventory concerned by this withdrawing or substitution. Upon request and at the expense of the Pledgor, the Agent undertakes to establish any release letter necessary for the confirmation of the automatic release provided for above.

4.6

The Pledgor may at any time during the Security Period decide to pledge to the benefit of the Beneficiary any inventory that is not a Pledged Inventory. This new Inventory shall be deemed to be pledged to the Beneficiaries pursuant to this Agreement.

5.	CONTROL AND AUDITS OF THE PLEDGED INVENTORY

5.1

The Escrow Agent shall exercise permanent control and supervision of the Pledged Inventory stored in the Warehouses in accordance with the provisions of the Mandate Letters and the instructions given to it at any time by the Agent, in particular through inventory and physical controls of Pledged Inventory.

5.2

The Escrow Agent will prepare an Escrow Agent Certificate monthly (or, as the case may be in accordance with clause [5.5.2 (b)] of the Facility Agreement, every 8 Business Days) and will submit it for approval to the Pledgor. If the Pledgor (acting reasonably) is not satisfied that the Escrow Agent Certificate has been properly prepared, it shall immediately (and in any case one Business Day after receipt by it of the Escrow Agent Certificate) inform the Escrow Agent and the Agent, and the Escrow Agent and the Pledgor shall seek to reach an agreement on the amendments to be made to the Escrow Agent Certificate. If the Pledgor and the Escrow Agent are not able to agree on the amendments to be made within one Business Day, then the final terms of the Escrow Agent Certificate shall be determined by the Escrow Agent and the Pledgor shall immediately countersign the Escrow Agent Certificate so that the Escrow Agent be able to provide the Agent on the last Business Day of each month (or, as the case may be in accordance with clause [5.5.2 (b)] of the Facility Agreement, every 8 Business Days) with an Escrow Agent Certificate countersigned by the Pledgor.

2 Such autorisation will be dealt with in the documents to be entered into with the Escrow Agent.

Paris 12523781.14	7

5.3	The Pledgor undertakes to:

5.3.1	allow the Escrow Agent (or any agent of the Escrow Agent) to have access to the Warehouses and to carry out its control mission of the Pledged Inventory;

5.3.2	provide the Escrow Agent with:

(a) any information related to the Pledged Inventory; and

(b) any assistance in may need in the course of any audit or inspection,

in each case as it may reasonably request.

5.4	The Escrow Agent, employees and agent appointed for the purpose of any audit or inspection under this Clause 5 must be bound by a Confidentiality Undertaking entered into with the relevant Borrower.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Pledgor hereby represents and warrants to the Beneficiaries that:

6.1.1

it has full power and authority to enter into any Escrow Agent Certificate and the Occupancy Agreement, and no governmental or regulatory consent is required in order for it to enter into the Occupancy Agreement and it has taken all action necessary to authorise the signing of the Occupancy Agreement and the performance of its obligations under the Occupancy Agreement;

6.1.2

subject to the Legal Reservations, each of its obligations under the Occupancy Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, to the extent that it may affect the validity or enforceability of the Pledge;

6.1.3

the execution and performance of the Occupancy Agreement does not conflict with, contravene to, or violate any provision of its constitutional documents or any contract binding it, in a manner which is reasonably expected to have a Material Adverse Effect;

6.1.4	it is the sole owner of the Pledged Inventory;

6.1.5	on the date of delivery of any Escrow Agent Certificate, information relating to the Pledged Inventory contained in such Escrow Agent Certificate and provided by the Pledgor is accurate; and

6.1.6	each Warehouse [which is not a Third Party Holder Warehouse]:

(a)

is either the property of the Pledgor, or, if any Warehouse is leased by the Pledgor from a third party, such third party, as lessor, has agreed that the Pledgor sub-leases or lends such Warehouse to the Escrow Agent as sub-lessee for a duration at least equal to the duration of the Facility Agreement (as amended from time to time); and

(b)	is not leased to any third party.

6.2	Except if a representation is expressly provided to be made on a specific date, each representation and warranty provided for in this clause shall be made by the Pledgor to the

Paris 12523781.14	8

Beneficiaries on the date of this Agreement and thereafter in accordance with clause [18.2] of the Facility Agreement.

7.	UNDERTAKINGS

The Pledgor hereby undertakes to the Beneficiaries, during the Security Period as follows:

7.1

it shall not sell, transfer or otherwise dispose of the Pledged Inventory or any of its rights over the Pledged Inventory to any person other than the Beneficiaries, other than in accordance with Clause 4 (WITHDRAWAL AND SUBSTITUTION OF PLEDGED INVENTORY) without the prior written consent of the Escrow Agent acting in accordance with the instructions of the Beneficiaries;

7.2

it shall sign any document and take any action reasonably required by the Agent, in order to create and enforce the Pledge and, without prejudice to Clause 4 (WITHDRAWAL AND SUBSTITUTION OF PLEDGED INVENTORY) to refrain from any act likely, in the reasonable opinion of the Beneficiaries, to prejudice the Beneficiaries’ ability to implement their rights and remedies under this Agreement;

7.3

it shall provide, at the first written and reasonable request of the Agent, any information concerning the Pledged Inventory that the Agent may request at any time during the Security Period, in order to protect or enforce the rights of the Beneficiaries;

7.4	it shall immediately inform the Agent of any seizure (saisie) on the Pledged Inventory or other conservatory measure (mesure conservatoire); and

7.5

it shall not enter into any amendment to the Occupancy Agreement which may affect the rights of the Beneficiaries under this Agreement nor terminate the Occupancy Agreement without the prior written consent of the Agent (not to be unreasonably withheld).

8.	OBLIGATION TO PERFORM

The Parties expressly agree that, notwithstanding any provisions to the contrary in this Agreement, (i) the Pledgor and the Escrow Agent shall remain responsible for the respect and implementation of all terms and conditions relating to the Pledged Inventory respectively imposed upon it and (ii) the Beneficiaries shall not be bound by any obligation or liability under or in connection with this Agreement. Neither the Beneficiaries, the Agent, nor the Escrow Agent nor a third party evaluator shall be liable for any damage or loss caused to the Pledged Inventory, other than as a result of the gross negligence or wilful misconduct respectively of the Beneficiaries, the Agent, the Escrow Agent, a third party evaluator or one of their attendants and agents. Such damages or losses shall remain the sole responsibility of the Pledgor until the end of the Security Period.

9.	ENFORCEMENT OF THE PLEDGE

9.1

At any time after the occurrence of an Enforcement Event, and without prejudice to any other remedies, the Beneficiaries shall be entitled to (i) exercise any rights and actions held by them under this Agreement and available to any pledgee under the provisions of French law for the repayment of the Secured Obligations, and (ii) to proceed with the enforcement of the Pledge.

9.2

For the avoidance of doubt, the Beneficiaries acknowledge and agree that the Pledge may only be enforced through the Agent (acting upon the instruction of the Super Majority Lenders) in accordance with Clauses 9.3 and 9.4 below.

Paris 12523781.14	9

9.3	The Agent (acting in the name and on behalf of the Beneficiaries) may exercise the rights, actions and privileges under the applicable laws, including (but not limited to) at its choice:

9.3.1	selling the Pledged Inventory (in whole or in part) by public auction in accordance with article L. 521-3 of the French Code de commerce;

9.3.2	requesting the judicial attribution of the Pledged Inventory in accordance with article 2347 of the French Code civil; or

9.3.3	becoming the owner of the Pledged Inventory in accordance with article 2348 of the French Code civil, the value of the Pledged Inventory being determined in accordance with Clause 9.4.

9.4	If the Agent (acting in the name and on behalf of the Beneficiaries) chooses to enforce the Pledge by appropriation pursuant to article 2348 of the French Code civil:

9.4.1	the transfer of the Pledged Inventory will take place three (3) calendar days after the sending of a notice (mise en demeure) by the Agent to the Pledgor (the “Transfer Date”);

9.4.2	the commercial value of the Pledged Inventory on the Transfer Date will be determined by the Independent Appraiser (the “Enforcement Value”);

9.4.3	the valuation made by the Independent Appraiser shall be final and binding on the Parties; and

9.4.4	if the Enforcement Value on the Transfer Date exceeds the amount of the Secured Obligations due on that date, the surplus shall be returned to the Pledgor.

9.5	The Agent will apply the amounts received by it as a result of the enforcement of the Pledge to the payment of the Secured Obligations in accordance with the provisions of the Facility Agreement.

10.	MISCELLEANOUS

10.1

No failure to exercise, nor any delay in exercising on the part of a Beneficiary any right or remedy granted by this Agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm this Agreement. No election to affirm this Agreement on the part of any Beneficiary shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement and in the Finance Document are cumulative and, subject to clause [30.2] of the Facilities Agreement, not exclusive of any rights or remedies provided by law.

10.2

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.3	The Pledge will remain in effect until the Secured Obligations are fully repaid notwithstanding any interim payments or cancellation in whole or in part.

10.4	The Pledge will be in addition to and in no way be affected by any other security benefiting the Beneficiaries at any time and relating to the Secured Obligations or any of them.

Paris 12523781.14	10

10.5

If at any time during the Security Period the Escrow Agent needs to perform, in accordance with Clause 2.3 new acts or take new steps in order to ensure that the Pledged Inventory is no longer in the possession of the Pledgor but in its possession, the Agent agrees to consult the Pledgor prior to any such new act or new step being taken by the Escrow Agent in order to limit the impact on the Pledgor’s daily operations that such new acts or steps may have. Notwithstanding the foregoing, this Clause shall not affect the right of the Beneficiaries to ensure that the Pledge remains fully effective.

10.6

If, at any time during the Security Period, the Escrow Agent needs to perform audits and/or controls in accordance with Clause 5, such audits and/or controls should be made without prejudice to the ability of the Pledgor to withdraw and/or substitute any Pledged Inventory in accordance and subject to Clause 4.

11.	SUCCESSORS AND ASSIGNEES

11.1	Subject to Clause 11.3, any rights, privileges and actions of the Beneficiaries shall benefit to their successors and assignees.

11.2	The Pledgor shall not assign, transfer, novate or otherwise dispose of any of its rights and/ or obligations under this Agreement.

11.3

Each Beneficiary may assign, transfer, novate or otherwise dispose of any of its rights and/or obligations under this Agreement, or its interests under such rights and/or obligations, to a third party, in accordance with the provisions of the Facility Agreement.

11.4

In the event of a transfer by novation or assignment of all or part of its rights and/or obligations hereunder by a Beneficiary, the Parties expressly reserve (and the Pledgor expressly consents thereto) the rights, privileges, powers and actions under this Agreement of such Beneficiary to its successors, in accordance with the provisions of the French Code civil.

12.	RELEASE

When the Security Period expires, the Agent (acting in the name and on behalf of the Beneficiaries) shall, at the request and at the expense of the Pledgor, carry out any necessary steps to release the Pledge and the Pledgor from its liability under this Agreement.

13.	NOTICES

Any notice under or in connection with this Agreement shall be addressed, in accordance with the provisions of clause 27 (Notices) of the Facility Agreement.

14.	GOVERNING LAW AND JURIDICTION

14.1	This Agreement is governed by French law.

14.2	Any dispute or other legal proceedings under this Agreement or any document or act relating thereto shall be subject to the exclusive jurisdiction of the Tribunal de Commerce de Paris.

Paris 12523781.14	11

SCHEDULE 1.

FORM OF ESCROW AGENT CERTIFICATE

Escrow Agent Certificate

[Letterhead of [•]]

To :	FACTOFRANCE

18 rue Hoche, Tour Facto, 92988 Paris La Défense Cedex, France

As Agent (as defined below)

We refer to a pledge with dispossession agreement (the “Pledge Agreement” ) dated [•] between [Constellium Issoire / Constellium Neuf Brisach] as Pledgor (the Pledgor), the Original Beneficiaries, the Original Lenders and Factofrance as Agent (the Agent)

In accordance with the provisions of the Pledge Agreement, we hereby declare, as Escrow Agent, that we hold in the Warehouses located at:

[address], France,

the following Pledged Inventory which are Eligible Inventory, of which the Pledgor hereby declares to be the owner and that they are Eligible Inventory, and which are pledged to the Beneficiaries:

Nature of the goods As declared by the PLEDGOR	QUANTITY	VALUE As declared by the PLEDGOR
		UNIT VALUE	TOTAL VALUE

We also declare, as Escrow Agent, that the above Pledged Inventory have been brought into our possession on [•].

Unless otherwise defined herein, capitalized terms defined in the Pledge Agreement will have the same meaning when used in this certificate.

Paris 12523781.14	12

This certificate is governed by French law. Any dispute or other legal proceedings under this certificate shall be subject to the exclusive jurisdiction of the Tribunal de Commerce de Paris.

Executed in [•]

Date [•]

In three (3) original copies

[•]	[•]

As Escrow Agent	As Pledgor

(Stamp and signature)	(Stamp and signature)

Paris 12523781.14	13

SCHEDULE 2.

LIST OF ORIGINAL LENDERS

FACTOFRANCE, a company incorporated under the laws of France as a société par actions simplifiée and licensed as a credit institution (établissement de crédit), whose registered office is located at Tour Facto, 18, rue Hoche, 92988 Paris-La Défense Cedex, France, registered with the Trade and Companies Registry of Nanterre under number 063 802 466;

CREDIT SUISSE INTERNATIONAL, whose registered office is located at One Cabot Square, London E14 4QJ, United Kingdom;

BNP PARIBAS, a company incorporated under the laws of France as a société anonyme, whose registered office is located at 16 boulevard des Italiens, 75009 Paris, France, registered with the Trade and Companies Registry of Paris under number 662 042 449;

DEUTSCHE BANK AG, LONDON BRANCH, whose registered office is located at Winchester House, 1 Great Winchester Street, London EC2N 2, United Kingdom.

Paris 12523781.14	14

SIGNATURE PAGE

In Paris, [date]

In three (3) originals.

[CONSTELLIUM ISSOIRE / CONSTELLIUM NEUF BRISACH]

The Pledgor

By:
Name:

FACTORANCE

The Agent

By:
Name:

THE ORIGINAL BENEFICIARIES

represented by the Agent

By:
Name:

Paris 12523781.14	15

SIGNATORIES

Made in Paris, in nine (9) originals, on 21 April 2017

The Borrowers

CONSTELLIUM ISSOIRE

By	/s/ Christel Sahyoun
Christel Sahyoun

CONSTELLIUM NEUF BRISACH

By	/s/ Christel Sahyoun
Name	Christel Sahyoun

The Parent Company

CONSTELLIUM HOLDCO II B.V.

By	/s/ Christel Sahyoun
Name	Christel Sahyoun

Paris 12422678.19

The Arranger

FACTOFRANCE

By:	/s/ Marc Frenkenberg
Name: Marc Frenkenberg

The Agent

FACTOFRANCE

By:	/s/ Marc Frenkenberg
Name: Marc Frenkenberg

The Original Lenders

FACTOFRANCE

By:	/s/ Marc Frenkenberg
Name: Marc Frenkenberg

Paris 12422678.19

CREDIT SUISSE INTERNATIONAL

By:	/s/ Garrett Lynskey	/s/ Brian Fitzgerald
Name:	Garrett Lynskey Authorised Signatory	Brian Fitzgerald Authorised Signatory

Paris 12422678.19

BNP PARIBAS

By	/s/ Corporate Signatory

Name Corporate Signatory

Paris 12422678.19

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Hoby Buvat
Name:	Hoby Buvat MANAGING DIRECTOR

By:	/s/ Ray Dukes
Name:	Ray Dukes VICE PRESIDENT

Paris 12422678.19